UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

POLYCOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 27, 2015

To Polycom Stockholders:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) of Polycom, Inc., a Delaware corporation, will be held on Wednesday, May 27, 2015, at 10:00 a.m., Pacific time, at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002, for the following purposes:

1.	To elect the seven directors listed in the accompanying proxy statement to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To approve an amendment and restatement of Polycom’s 2011 Equity Incentive Plan primarily to (1) add 5,600,000 shares to the total number of shares of common stock reserved for issuance under the plan, (2) provide additional flexibility to set the length of performance periods up to four years, (3) provide for aggregate grant date fair value limits applicable to all awards that may be granted to a participant in any fiscal year, rather than a limit to the number of shares subject to awards based on award types, and (4) make other clarifying changes.

3.	To approve, by a non-binding advisory vote, Polycom’s executive compensation.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The preceding items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the 2015 Annual Meeting at the time and on the date specified above or at any time and date to which the 2015 Annual Meeting may be properly adjourned or postponed.

We are furnishing our proxy materials over the Internet to all of our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on April 7, 2015, will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and may vote at the 2015 Annual Meeting and any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 15, 2015.

Your vote is very important. Whether or not you plan to attend the 2015 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2015 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability.

All stockholders are cordially invited to attend the 2015 Annual Meeting in person. Any stockholder attending the 2015 Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the 2015 Annual Meeting.

Thank you for your ongoing support of Polycom.

By Order of the Board of Directors of Polycom, Inc.

Peter A. Leav
Chief Executive Officer, President and Director

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Page
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2015	1

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND PROCEDURAL MATTERS	1

Why am I receiving these proxy materials?	1

Where is the 2015 Annual Meeting?	1

Can I attend the 2015 Annual Meeting?	1

Who is entitled to vote at the 2015 Annual Meeting?	2

What is the difference between holding shares as a stockholder of record or as a beneficial owner?	2

How can I vote my shares in person at the 2015 Annual Meeting?	2

How can I vote my shares without attending the 2015 Annual Meeting?	2

How many shares must be present or represented to conduct business at the 2015 Annual Meeting?	3

What proposals will be voted on at the 2015 Annual Meeting?	3

What are the voting requirements to approve each of the proposals?	3

How are votes counted?	4

How does the Board of Directors recommend that I vote?	4

What happens if additional matters are presented at the 2015 Annual Meeting?	4

Can I change my vote?	5

What happens if I decide to attend the 2015 Annual Meeting but I have already voted or submitted a proxy card covering my shares?	5

What should I do if I receive more than one set of voting materials?	5

Is my vote confidential?	5

Who will serve as inspector of election?	6

Where can I find the voting results of the 2015 Annual Meeting?	6

Who will bear the cost of soliciting votes for the 2015 Annual Meeting?	6

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	6

How may I obtain a separate copy of the Notice of Internet Availability or the 2014 Annual Report?	7

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POLYCOM, INC.

6001 America Center Drive

San Jose, California 95002

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2015

The proxy statement and annual report to stockholders are available at www.edocumentview.com/plcm.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to our stockholders on or about April 15, 2015. Stockholders will have the ability to access the proxy materials on a website at www.edocumentview.com/plcm, or to request a printed set of the proxy materials be sent to them, by following the instructions in the Notice of Internet Availability. By furnishing a notice and providing access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by e-mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

In this proxy statement, the words “Polycom,” “the company,” “we,” “our,” “us” and similar terms refer to Polycom, Inc. and its subsidiaries, unless the context indicates otherwise.

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING

AND PROCEDURAL MATTERS

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Polycom, Inc. (the “Board”) is providing these proxy materials to you in connection with the solicitation of proxies for use at Polycom’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) to be held Wednesday, May 27, 2015, at 10:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being distributed and made available to you on or about April 15, 2015. As a stockholder, you are invited to attend the 2015 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Where is the 2015 Annual Meeting?

A:	The 2015 Annual Meeting will be held at our corporate headquarters located at 6001 America Center Drive, San Jose, California 95002. Stockholders may request directions by calling (408) 586-6000.

Q:	Can I attend the 2015 Annual Meeting?

A:

You are invited to attend the 2015 Annual Meeting if you were a stockholder of record or a beneficial owner as of April 7, 2015 (the “Record Date”). You should bring photo identification for entrance to the 2015

Annual Meeting. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting their stock ownership as of the Record Date. The meeting will begin promptly at 10:00 a.m., Pacific time, and you should leave ample time for the check-in procedures.

Q:	Who is entitled to vote at the 2015 Annual Meeting?

A:	You may vote your shares of Polycom common stock if our records show that you owned your shares of common stock at the close of business on the Record Date. At the close of business on the Record Date, there were 135,054,986 shares of Polycom common stock outstanding and entitled to vote at the 2015 Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability has been sent directly to you by Polycom. As the stockholder of record, you have the right to grant your voting proxy directly to Polycom or to a third party, or to vote in person at the 2015 Annual Meeting.

If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee as to how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the 2015 Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2015 Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2015 Annual Meeting.

Q:	How can I vote my shares in person at the 2015 Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the 2015 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2015 Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2015 Annual Meeting, we recommend that you also submit your vote as instructed on the Notice of Internet Availability and below, so that your vote will be counted even if you later decide not to attend the 2015 Annual Meeting.

Q:	How can I vote my shares without attending the 2015 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2015 Annual Meeting. For instructions on how to vote by proxy, please refer to the instructions below and those included on the Notice of Internet Availability or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By Internet—Stockholders of record of Polycom common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern time, on May 26, 2015. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone—Stockholders of record of Polycom common stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern time, on May 26, 2015. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

By mail—Stockholders of record of Polycom common stock may request a paper proxy card from Polycom by following the procedures outlined in the Notice of Internet Availability. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

Q:	How many shares must be present or represented to conduct business at the 2015 Annual Meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the 2015 Annual Meeting is necessary to constitute a quorum at the 2015 Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the 2015 Annual Meeting or (2) have properly submitted a proxy by voting their shares as discussed above.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the 2015 Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2015 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2015 Annual Meeting are:

•	The election of seven directors to serve for the ensuing year and until their successors are duly elected and qualified;

•

The approval of an amendment and restatement of Polycom’s 2011 Equity Incentive Plan primarily to (1) add 5,600,000 shares to the total number of shares of common stock reserved for issuance under the plan, (2) provide additional flexibility to set the length of performance periods up to four years, (3) provide for aggregate grant date fair value limits applicable to all awards that may be granted to a participant in any fiscal year, rather than a limit to the number of shares subject to awards based on award types, and (4) make other clarifying changes;

•	The approval, by a non-binding, advisory vote, of Polycom’s executive compensation; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Q:	What are the voting requirements to approve each of the proposals?

A:	The voting requirements to approve each of the proposals are as follows:

•	Our bylaws and Corporate Governance Principles provide for a majority voting standard in uncontested elections of directors (i.e., the number of candidates for election as directors does not exceed the number of directors to be elected). Therefore, a nominee will be elected if the number of shares voted “FOR” that nominee exceeds the number of shares “AGAINST” that nominee (Proposal One). If an incumbent director fails to receive the required vote for reelection, the Board expects such director to tender his or her resignation. The Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for consideration by the Board. The Board will determine whether to accept or reject such resignation within 90 days from the certification of the election results.

•

The affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote is required (1) to approve the amendments to Polycom’s 2011 Equity Incentive Plan (Proposal Two), (2) to approve, by a non-binding, advisory vote, Polycom’s executive compensation (Proposal Three) and (3) to ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm (Proposal Four).

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One). A nominee for director must receive more votes “FOR” than “AGAINST.” If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal. Broker non-votes and, pursuant to our bylaws, abstentions, will not be counted as votes cast with respect to this proposal and, therefore, will not affect the outcome of the election.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to approve the amendment to Polycom’s 2011 Equity Incentive Plan (Proposal Two); to approve, by a non-binding, advisory vote, Polycom’s executive compensation (Proposal Three); and to ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm (Proposal Four). Abstentions are deemed to be votes cast with respect to Proposals Two, Three and Four and have the same effect as a vote “AGAINST” these proposals. However, broker non-votes are not deemed to be entitled to vote and, therefore, are not included in the tabulation of the voting results on these proposals.

All shares entitled to vote and represented by properly executed proxies received prior to the 2015 Annual Meeting (and not revoked) will be voted at the 2015 Annual Meeting in accordance with the instructions indicated. If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted as recommended by the Board.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the seven nominees for election as directors (Proposal One);

•	“FOR” the approval of the amendments to Polycom’s 2011 Equity Incentive Plan (Proposal Two);

•	“FOR” the approval of Polycom’s executive compensation (Proposal Three); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Four).

Q:	What happens if additional matters are presented at the 2015 Annual Meeting?

A:

If any other matters are properly presented for consideration at the 2015 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2015 Annual Meeting to another time or place

(including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Peter A. Leav and Sayed M. Darwish, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Polycom does not currently anticipate that any other matters will be raised at the 2015 Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the 2015 Annual Meeting.

If you are the stockholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to Polycom’s Corporate Secretary at Polycom, Inc., 6001 America Center Drive, San Jose, California 95002 prior to your shares being voted, or (3) by attending the 2015 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically request so.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote your shares, by attending the 2015 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2015 Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the 2015 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the 2015 Annual Meeting. Please be aware that attendance at the 2015 Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the 2015 Annual Meeting and vote in person, you must obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Polycom or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Polycom management.

Q:	Who will serve as inspector of election?

A:	The inspector of election will be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the 2015 Annual Meeting?

A:	We intend to announce preliminary voting results at the 2015 Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days of the 2015 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2015 Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained The Proxy Advisory Group, LLC to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners for an estimated fee of $17,000 plus reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Polycom’s proxy materials—Stockholders may present proper proposals for inclusion in Polycom’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Polycom’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2016 annual meeting of stockholders, stockholder proposals must be received by Polycom’s Corporate Secretary no later than December 17, 2015, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before annual meeting—In addition, our bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders.

In general, nominations for the election of directors may be made (1) by or at the direction of the Board, or (2) by a stockholder who has delivered written notice to Polycom’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the nominees and about the stockholder proposing such nominations.

Our bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a stockholder who has delivered written notice to Polycom’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the matters to be brought before such meeting and about the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which we mailed our proxy materials to stockholders in connection with the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2016 annual meeting of stockholders will start on January 31, 2016 and end on March 1, 2016.

If a stockholder who has notified Polycom of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Polycom’s Corporate Secretary at our principal executive offices located at 6001 America Center Drive, San Jose, CA 95002 or by accessing our filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to Polycom’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the 2014 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability and 2014 Annual Report. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability and Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 20, 2015 (“2014 Annual Report”) by calling (408) 586-6000 or by writing to Polycom, Inc., 6001 America Center Drive, San Jose, California 95002, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability and 2014 Annual Report can also request to receive a single copy by following the instructions above.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our bylaws currently set the number of authorized directors at eight. William A. Owens is not standing for re-election. Therefore, seven directors are to be elected to our Board of Directors at the 2015 Annual Meeting, all of whom have been recommended for nomination by the Corporate Governance and Nominating Committee of the Board of Directors, and all of whom are currently serving as directors of Polycom. All nominees were elected by the stockholders at last year’s annual meeting. Our bylaws have been amended, effective immediately prior to the 2015 Annual Meeting, to reduce the size of the Board of Directors to seven.

Each director holds office until the next annual meeting of stockholders or until that director’s successor is duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the 2015 Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Corporate Governance and Nominating Committee and designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

Nominees

The names of the nominees for director, their ages, their positions with Polycom and other biographical information as of March 31, 2015, are set forth below. There are no family relationships among any of our directors or executive officers. Beneath the biographical details of each nominee listed below, we have also detailed the specific experience, qualifications, attributes or skills of each nominee that led the Board to conclude that each nominee should serve on the Board.

Name	Age	Position
Peter A. Leav	44	Chief Executive Officer, President and Director
Betsy S. Atkins (2)(3)	59	Director
Martha H. Bejar (1)	52	Director
Robert J. Frankenberg (1)(2)	67	Director
John A. Kelley, Jr. (2)(3)	65	Director
D. Scott Mercer (1)(3)	64	Director
Kevin T. Parker	55	Chairman of the Board of Directors

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee

Director Qualifications and Diversity

We have adopted a policy for evaluating director candidates, which is described in more detail in the “Corporate Governance” section under the heading “Process for Recommending Candidates for Election to the Board of Directors” on page 16 below. Under this policy, the Corporate Governance and Nominating Committee considers issues such as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like in evaluating director candidates and members of the

Board. We do not maintain a diversity policy with respect to the Board. As noted above, however, we do consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. The Board views diversity broadly as it considers those attributes that it believes will allow them to best guide Polycom and its strategic direction through a variety of backgrounds, viewpoints, skills, professional and educational experiences and other attributes. We believe each of our current directors has broad experience at the policy-making level in business and in the technology industry and brings a strong set of relevant skills, giving the Board competence and experience in a wide variety of areas, including technology industry expertise, operations, corporate governance and compliance, board service, executive management, finance, customer segments, mergers and acquisitions, and international business.

As the biographical information of our directors illustrates, all of our directors satisfy our criteria for Board membership. When identifying director candidates, we take into account the present and future needs of the Board and the expertise and experience required for committees of the Board. For instance, depending on the composition of the Board at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology experience, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of good character, sound judgment and high integrity. Our principal goal with respect to director qualifications is to seat directors who are best able to effectively carry out their oversight duties, increase the overall effectiveness of the Board and ensure that the best interests of stockholders are being served. Beneath the biographical details of each nominee or director listed below is a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Board to conclude that each nominee should continue to serve on the Board.

Information Regarding the Nominees

Peter A. Leav has been a director of Polycom and Polycom’s President and Chief Executive Officer since December 2013. Prior to joining Polycom, Mr. Leav served as Executive Vice President and President, Industry and Field Operations of NCR Corporation, a global technology company, from June 2012 to November 2013. Mr. Leav served as Executive Vice President, Global Sales, Professional Services and Consumables of NCR from November 2011 to June 2012, and as Senior Vice President, Worldwide Sales of NCR from January 2009 to October 2011. Prior to joining NCR, he served as Corporate Vice President and General Manager of Motorola, Inc., a provider of mobility products and solutions across broadband and wireless networks, from November 2008 to January 2009, as Vice President and General Manager from December 2007 to November 2008, and as Vice President of Sales from December 2006 to December 2007. From November 2004 to December 2006, Mr. Leav was Director of Sales for Symbol Technologies, Inc., an information technology company. Prior to this position, Mr. Leav was Regional Sales Manager at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, from July 2000 to November 2004. Mr. Leav has served on the board of directors of HD Supply, Inc. since October 2014. Mr. Leav holds a B.A. from Lehigh University.

Qualifications to serve as director:    Mr. Leav is uniquely qualified to contribute to Polycom’s future delivery on its strategic initiatives through his strong background in operations, general management and sales, spanning more than 20 years in the communications, technology and services industry. During his career, Mr. Leav has a proven track record of driving revenue and shareholder value, while leading global organizations at such companies as NCR and Motorola and regional organizations at Cisco Systems and Tektronix. In addition, Mr. Leav has a comprehensive understanding of Polycom’s business, operations, competition and financial position.

Betsy S. Atkins has been a director of Polycom since April 1999. Ms. Atkins has served as the Chief Executive Officer of Baja LLC, an independent venture capital firm focused on technology, renewable energy and life sciences industries, since 1994. Ms. Atkins served as Chief Executive Officer and Chairman of the board of directors of Clear Standards, Inc., a provider of enterprise carbon management and sustainability solutions, from February 2009 until August 2009 when Clear Standards was acquired by SAP AG, a business software company. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company, from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 and a member of its board of directors, and served as its Executive Vice President of sales, marketing, professional services and international operations prior to its acquisition by Lucent Technologies. Ms. Atkins served on the boards of directors of Towers Watson & Co. from January 2010 to November 2010, Reynolds American Inc. from July 2004 to June 2010, SunPower Corporation from October 2005 to August 2012, Chico’s FAS, Inc. from January 2004 to July 2013, Wix.com Ltd. from November 2013 to July 2014, Ciber, Inc. from July 2014 to October 2014, and has served on the boards of directors of Schneider Electric, SA since April 2011, HD Supply, Inc. since September 2013, Darden Restaurants Inc. since October 2014 and SL Green Realty Corp. since April 2015, as well as the boards of a number of private companies. Ms. Atkins is also an advisor to SAP, was formerly an advisor to British Telecom and was a presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee. Ms. Atkins holds a B.A. from the University of Massachusetts.

Qualifications to serve as director:    Ms. Atkins is independent and has deep expertise in many areas, including executive leadership and global operational experience in the telecommunications industry. As a co-founder and Executive Vice President of Ascend Communications and formerly as an advisor to British Telecom, Ms. Atkins has a strong skill set in sales, marketing with deep digital DNA (social, mobile, Big Data analytics, and cyber) and international operations in the telecommunications, software and professional services industries as well as extensive knowledge of its principal customer segments. In addition, Ms. Atkins has significant public board experience, including large, multi-national enterprises, as well as service as a director of The NASDAQ Stock Market LLC and as a former appointee to the Pension Benefit Guaranty corporation advisory committee, which gives her broad experience and thought leadership in executive compensation, sustainability, enterprise risk management and evolving best practices in corporate governance. Ms. Atkins currently serves as the chairperson of Polycom’s Compensation Committee and is a member of the Corporate Governance and Nominating Committee. Ms. Atkins previously served as Lead Independent Director from May 2003 to February 2006.

Martha H. Bejar has been a director of Polycom since October 2013. Ms. Bejar has served as Chief Executive Officer and director of Flow Mobile, Inc., a wireless telecommunications company, since January 2012. Ms. Bejar has been a founding partner at Red Bison Advisory Group since May 2014, which specializes in furthering business relationships between the U.S., China and the rest of the world. Prior to that, Ms. Bejar was a venture partner for The Prometheus Partners group from April 2012 to May 2014, which also specializes in furthering business relationships between the U.S., China and the rest of the world. Prior to joining Flow Mobile, Ms. Bejar served as Chief Executive Officer and director of Wipro Infocrossing Inc., a cloud services company, from March 2011 until January 2012. Ms. Bejar served as President of Worldwide Sales and Operations at Wipro Technologies Inc., an IT services company, from June 2009 to April 2011. From June 2007 to June 2009, Ms. Bejar served as Worldwide Corporate Vice President for Microsoft, Inc., a computer software company. Prior to joining Microsoft, Ms. Bejar held various positions at Nortel Networks Corporation, a telecommunications and data networking company, including as Regional President from 2004 to 2007, President of North America Sales, Sales Engineering and Sales Operations from 2002 to 2004 and General Manager from 1997 to 2002. Ms. Bejar serves on the boards of a number of private and non-profit companies. Ms. Bejar received an Advanced Management Program degree from Harvard University Business School and holds a B.S. in Industrial Engineering from the University of Miami, and a Masters in Business Administration from Nova Southeastern University.

Qualifications to serve as director:    Ms. Bejar is independent and has significant senior management expertise in the telecommunications and IT sectors, including as Chief Executive Officer of Flow Mobile and Wipro Infocrossing. Ms. Bejar’s experience as a senior executive officer of technology companies gives her a strong skill set working in different business models with a focus on business intelligence and analytics, wireless solutions, unified communications, and social networking market demand. Ms. Bejar brings experience in technology, planning, operations, and strategy. Ms. Bejar currently serves on Polycom’s Audit Committee.

Robert J. Frankenberg has been a director of Polycom since October 2013. Mr. Frankenberg is the owner of NetVentures, a management consulting firm. Mr. Frankenberg served as Chairman of Kinzan, Inc., an internet services software platform provider, from December 1999 to July 2006. Prior to joining Kinzan, Mr. Frankenberg served as Chairman, President and Chief Executive Officer of Encanto Networks, Inc., an eBusiness software and services company, from June 1997 until July 2000. From April 1994 to August 1996, Mr. Frankenberg served as Chairman and Chief Executive Officer of Novell, Inc., a networking software company. Prior to joining Novell, Mr. Frankenberg held various positions at Hewlett-Packard Corporation, an information technology company, including as Corporate Vice President and General Manager. Mr. Frankenberg served on the board of directors of National Semiconductor from April 1999 to September 2011, and has served on the boards of directors of Nuance Communications, Inc. since March 2000, Wave Systems Corp. since December 2011 and Rubicon Project, Inc. since April 2014, as well as the boards of a number of private and non-profit companies. Mr. Frankenberg holds a B.S. in Computer Engineering from San Jose State University.

Qualifications to serve as director:    Mr. Frankenberg is independent and has significant senior management expertise in the technology industry, including previously as Chairman and Chief Executive Officer of Novell, one of the largest networking software companies in the world, where he led the business through a major strategy change to focus the company on the network software business. Mr. Frankenberg’s experience as chairman, president and chief executive officer of various technology companies and his significant board experience provides expertise in technology, business operations, corporate development, strategy, financial reporting, governance and board best practices. Mr. Frankenberg currently serves on Polycom’s Audit Committee and Compensation Committee.

John A. Kelley, Jr. has been a director of Polycom since March 2000. Mr. Kelley has served as the Chief Executive Officer of CereScan Corp., a provider of high-definition functional brain imaging, since July 2009 and as Chairman of the board of directors of CereScan since March 2009. Previously, Mr. Kelley served as the Chairman, President and Chief Executive Officer of McDATA Corporation, a provider of storage networking and data infrastructure solutions until McDATA was acquired by Brocade Communications Systems, Inc., a data infrastructure company, in January 2007. Mr. Kelley started at McDATA as President and Chief Operating Officer in August 2001. Prior to joining McDATA, Mr. Kelley served as Executive Vice President of Networks at Qwest Communications International, Inc. from August 2000 to December 2000. He served as President of Wholesale Markets for U.S. West, Inc. from May 1998 to July 2000. From 1995 to April 1998, Mr. Kelley served as Vice President and General Manager of Large Business and Government Accounts and President of Federal Services for U.S. West. Prior to joining U.S. West, Mr. Kelley was the Area President for Mead Corporation’s Zellerbach Southwest Business Unit from 1991 to 1995, and held senior positions at Xerox Corporation and NBI, Inc. Mr. Kelley has served on the board of directors of Emulex Corporation as Chair of the Compensation Committee since February 2014 and served on the board of directors of McDATA Corporation from August 2001 until McDATA was acquired in January 2007. Mr. Kelley is also a director of one private company and several not-for-profit boards. Mr. Kelley holds a B.S. in business management from the University of Missouri, St. Louis.

Qualifications to serve as director:    Mr. Kelley is independent and has broad experience, knowledge and expertise in the communications and networking industries, including as chief executive officer of McDATA and in senior management positions at large telecommunications companies. Mr. Kelley’s strategic and operational experience as a senior executive officer and as chief executive officer in the telecommunications and networking industries is directly relevant to many of the strategic and operational issues faced by Polycom, including strategic planning, operations, finance, governance and industry consolidation. Mr. Kelley currently serves as chairperson of Polycom’s Corporate Governance and Nominating Committee and is a member of the Compensation Committee.

D. Scott Mercer has been a director of Polycom since November 2007. From April 2008 to April 2011, Mr. Mercer served as the Chief Executive Officer of Conexant Systems, Inc., a semiconductor solutions company that provides products for imaging, video, audio and Internet connectivity applications. Mr. Mercer also served on the board of directors of Conexant from May 2003 to April 2011 and served as Chairman of the board of directors of Conexant from August 2008 to April 2011. Mr. Mercer served as interim Chief Executive Officer of Adaptec, Inc., a provider of software and hardware-based storage solutions, from May 2005 through November 2005.

Mr. Mercer also served as a senior vice president and advisor to the chief executive officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from February 2004 through December 2004. Prior to that, Mr. Mercer was a Senior Vice President and the Chief Financial Officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc. From June 1996 to May 2000, Mr. Mercer held various senior operating and financial positions with Dell, Inc. In addition to Conexant, Mr. Mercer served on the board of directors of Palm, Inc. from June 2005 until July 2010 when Palm was acquired by Hewlett-Packard Company. Mr. Mercer has served as a director of QLogic Corporation since September 2010 and Sandisk Corporation since September 2013. Mr. Mercer holds a B.S. in Accounting from California Polytechnic University.

Qualifications to serve as director:    Mr. Mercer is independent and an audit committee financial expert, with significant senior management and operational experience over the last 28 years in a number of technology companies. Mr. Mercer’s experience as a senior executive officer, including as both chief executive officer and chief financial officer, of high growth technology companies gives him a strong skill set in planning, operations, compliance and finance matters. Further, Mr. Mercer has significant public board experience, which adds to his relevant knowledge and experience. Mr. Mercer currently serves as the chairman of Polycom’s Audit Committee and is a member of the Corporate Governance and Nominating Committee.

Kevin T. Parker has been a director of Polycom since January 2005. In May 2013, Mr. Parker was appointed Chairman of the Board. Mr. Parker served as interim President and Chief Executive Officer of Polycom from July 2013 to December 2013. Mr. Parker is a co-Founder and has been a managing principal of Bridge Growth Partners, LLC, a structured growth-oriented private equity firm that focuses on investments in the technology and financial services sectors, since June 2013. Prior to co-founding Bridge Growth Partners, Mr. Parker served as President and Chief Executive Officer of Deltek, Inc., a provider of enterprise software applications, from June 2005 to December 2012 and as Chairman of the board of directors of Deltek from April 2006 to December 2012. Prior to joining Deltek, Mr. Parker served as Co-President of PeopleSoft, Inc., an enterprise application software company, from October 2004 to December 2004, as Executive Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft from January 2002 to October 2004, and as Senior Vice President and Chief Financial Officer of PeopleSoft from October 2000 to December 2001. Prior to joining PeopleSoft, Mr. Parker served as Senior Vice President and Chief Financial Officer from 1999 to 2000 at Aspect Communications Corporation, a customer relationship management software company. From 1996 to 1999, Mr. Parker was Senior Vice President of Finance and Administration at Fujitsu Computer Products of America. Mr. Parker served on Deltek’s board of directors from April 2006 to December 2012 and has served on the board of directors of Cvent, Inc. since July 2013. Mr. Parker also serves on a private company board. Mr. Parker holds a B.S. in Accounting from Clarkson University.

Qualifications to serve as director:    Mr. Parker is independent, an audit committee financial expert, and a recognized technology industry leader with significant senior management and operational experience. Mr. Parker’s service as president and chief executive officer, chief financial officer and in other significant senior finance roles gives him a valuable perspective into the operations and management of a company. From such roles, Mr. Parker has crucial insight into the technology industry, technology trends, and industry consolidation. In addition to his business and financial acumen, Mr. Parker brings operational experience to Polycom from his oversight of administrative, human resources, legal, facilities and IT functions. Mr. Parker currently serves as Polycom’s Chairman of the Board.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board.

Required Vote

Each director nominee who receives more votes “FOR” than “AGAINST” of the shares of Polycom common stock present in person or represented by proxy and entitled to vote will be elected.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Business Ethics and Conduct

We believe that strong corporate governance practices are the foundation of a successful, well-run company. We are committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout Polycom and managing our affairs consistent with high principles of business ethics. The Board has adopted Corporate Governance Principles that set forth our principal corporate governance policies, including the oversight role of the Board. The Board reviews these Corporate Governance Principles regularly, refining them from time to time.

In addition, we maintain a Code of Business Ethics and Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Corporate Governance Principles and the Code of Business Ethics and Conduct are available on our website, www.polycom.com, under the tabs “Company” and “Investor Relations—Corporate Governance.” We will disclose on our website any amendment to the Code of Business Ethics and Conduct, as well as any waivers of the Code of Business Ethics and Conduct that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board has determined that, with the exception of Peter A. Leav, who is an employee of Polycom, all of its current members are “independent directors” as that term is defined in the listing standards of NASDAQ. In the course of determining the independence of each non-employee director, the Board considered the annual amount of Polycom’s sales to, or purchases from, any company where a non-employee director serves as an executive officer. The Board determined that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 1% of Polycom’s or the applicable company’s consolidated gross revenues for the applicable year.

Board Leadership Structure

We currently separate the positions of Chairman of the Board and Chief Executive Officer. The Board believes that its current leadership structure is appropriate at this time and provides the most effective leadership for Polycom in a highly competitive and rapidly changing technology industry. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that an important component of our current leadership structure is having an independent director serve as the Chairman of the Board who has the broad authority to set Board agendas, direct the actions of the independent directors, conduct executive sessions comprised only of the independent directors and communicate regularly with the Chief Executive Officer.

The Board has three standing committees—Audit, Compensation and Corporate Governance and Nominating, each of which are further described below. Each of the standing board committees is comprised solely of independent directors, and each committee has a separate chair. Our independent directors generally meet in executive session at each regularly scheduled board meeting, and at such other times as necessary or appropriate as determined by the independent directors. In addition, on an annual basis, as part of our governance review and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Polycom.

We also have a mechanism for stockholders to communicate directly with non-management directors through the Chairman of the Board (see “Contacting the Board of Directors” below for more information).

Board Role in Risk Oversight

The Board has risk oversight responsibility for Polycom. In its oversight role, the Board assesses Polycom’s strategy and concurs with management on the risk inherent in that strategy, understands the critical risks facing Polycom, ensures that management has implemented an appropriate system to manage risks (so that it can effectively identify, assess, mitigate, monitor and communicate about such risks) and provides effective risk oversight through the Board’s committee structure and oversight processes. As a technology company, we believe innovation and technological advancement will always require a certain amount of measured risk taking in pursuit of enhancing stockholder value; however, the Board recognizes that it is incumbent upon Polycom and our management to do so in a way that is responsible and consistent with our overall strategy and to have effective systems in place that identify and mitigate those risks that could cause significant damage to our reputation, business model or stockholder value.

Along such lines, it is management’s responsibility to manage risk and to bring material risks to Polycom to the Board’s attention. Our management has established an enterprise risk management (“ERM”) program, which is administered by management with oversight by the Audit Committee. The ERM program covers the strategic, operational, compliance and reporting risks that management believes are the most notable risks at Polycom. As set forth in its charter, the Audit Committee reviews at least annually our processes to manage and monitor business and financial risk through our ERM process. In addition to our ERM process, various committees are also tasked with specific risk oversight functions pursuant to the terms of the various committee charters.

In addition to its oversight of the ERM program, the Audit Committee also oversees the risks relevant to its areas of responsibility as designated under its charter, such as financial and accounting risks, treasury and investment risks, and information technology security risks. Similarly, the Compensation Committee oversees the risks related to its charter responsibilities, such as risks relating to our compensation policies and design of compensation programs and arrangements, and to the attraction and retention of key talent. Further, the Corporate Governance and Nominating Committee, in conjunction with the Compensation Committee, considers the risks relating to Chief Executive Officer and executive succession planning. Each of these committees, in performing their respective risk oversight functions, has access to our management and external advisors, as necessary, and reports their findings to the full Board. In addition, at each of its meetings and in particular at its annual strategic planning session at which the Board considers Polycom’s strategic direction, the Board discusses the key strategic risks that Polycom is currently facing. We believe that our directors provide effective oversight of our risk management function.

Employee Compensation Risks

Per the discussions above, our management and the Compensation Committee have assessed the risks associated with our compensation policies and practices for all employees, including non-executive officers, and retained Radford, An Aon Hewitt Company, to conduct an independent review of such compensation policies, practices and associated risks for the Compensation Committee in April 2015. Based on the results of these assessments, we do not believe that our compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Polycom.

Board Meetings and Committees

During fiscal 2014, the Board held six (6) meetings. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during the past fiscal year. Each of our standing committees, Audit, Compensation, and Corporate Governance and Nominating, has adopted a written charter approved by the Board, which is available on our website, www.polycom.com, under the tabs “Company” and “Investor Relations—Corporate Governance—Committees & Committee Charters.”

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of D. Scott Mercer, Martha H. Bejar and Robert J. Frankenberg, each of whom is “independent” as defined by the listing standards of NASDAQ. Mr. Mercer is the chairman of the Audit Committee. The Board has determined that Mr. Mercer is an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee held nine (9) meetings during the last fiscal year.

The Audit Committee is responsible for overseeing Polycom’s accounting and financial reporting processes and the audit of Polycom’s consolidated financial statements. The Audit Committee also assists the Board with the oversight of:

•	the integrity of Polycom’s consolidated financial statements;

•	Polycom’s internal accounting and financial controls;

•	Polycom’s compliance with legal and regulatory requirements;

•	the organization and performance of Polycom’s internal audit function;

•	the independent registered public accounting firm’s qualifications, independence and performance; and

•	Polycom’s ERM process.

The Audit Committee Report is included in this proxy statement on page 73.

Compensation Committee

The Compensation Committee currently consists of Betsy S. Atkins, Robert J. Frankenberg, John A. Kelley (appointed in March 2015) and William A. Owens, each of whom qualifies as an independent director under the listing standards of NASDAQ. Ms. Atkins is the chairman of the Compensation Committee. The Compensation Committee held eight (8) meetings during the last fiscal year. Mr. Owens will step down from the Compensation Committee upon the expiration of his term as a director at the 2015 Annual Meeting.

The Compensation Committee provides oversight of Polycom’s compensation policies, plans and benefit programs. The Compensation Committee also assists the Board in:

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reviewing and making recommendations to the independent members of the Board with respect to the compensation of Polycom’s Chief Executive Officer and reviewing and approving the compensation of Polycom’s other executive officers;

•	approving and evaluating Polycom’s executive officer compensation plans, policies and programs;

•	overseeing the design of and administering Polycom’s equity compensation plans;

•	overseeing the design of Polycom’s primary incentive plans and administering such plans with respect to executive officers; and

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reviewing executive succession planning and evaluating and making recommendations to the independent directors regarding non-employee director compensation in conjunction with the Corporate Governance and Nominating Committee.

See “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Compensation of Directors” below for a description of our processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee Report is included in this proxy statement on page 56.

Compensation Committee Interlocks and Insider Participation

Ms. Atkins, Mr. Frankenberg and Mr. Owens served as members of the Compensation Committee during fiscal 2014. No interlocking relationships exist between any member of Polycom’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Polycom or our subsidiaries.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of John A. Kelley, Betsy A. Atkins, D. Scott Mercer and William A. Owens, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Kelley is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held two (2) meetings during the last fiscal year. Mr. Owens will step down from the Corporate Governance and Nominating Committee upon the expiration of his term as a director at the 2015 Annual Meeting.

The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board on matters concerning corporate governance, board composition, board evaluations and nominations, board committee structure and composition, conflicts of interest and stockholder proposals. The Corporate Governance and Nominating Committee also periodically reviews the succession planning for the Chief Executive Officer and other executive officers of Polycom in conjunction with the Compensation Committee, and is responsible for evaluating and making recommendations to the independent directors regarding non-employee director compensation in conjunction with the Compensation Committee. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by stockholders of Polycom (see “Process for Recommending Candidates for Election to the Board of Directors” below for more information).

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board and recommending candidates for election to the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be received by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination, must be directed in writing to Polycom, Inc., 6001 America Center Drive, San Jose, California 95002, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Polycom within the last three years and evidence of the nominating person’s ownership of Polycom stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board for selection as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.

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The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.

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In its evaluation of director candidates, including the members of the Board eligible for reelection, the committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers

(1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

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While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the telecommunications industry and Polycom’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

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With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the committee deems necessary or proper.

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In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

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The Corporate Governance and Nominating Committee will apply these same principles when evaluating candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee recommends the director nominees to the full Board for selection.

Director Resignation

Pursuant to Polycom’s Corporate Governance Principles, a director whose primary employment status changes materially from the most recent annual meeting of stockholders when such director was elected is expected to offer to resign from the Board. The Board does not believe that a director in this circumstance should necessarily leave the Board, but that the director’s continued service should be re-evaluated under the established Board membership criteria. Accordingly, the Corporate Governance and Nominating Committee will review and recommend to the Board whether the director’s continued service is appropriate, and the Board will then determine whether to accept such resignation.

In addition, a director who reaches the age of 72 will notify the Board and offer to submit a letter of resignation to the Board, to be effective at the next annual meeting of stockholders held for the election of directors. Such letter of resignation will be accepted by the Board unless the Corporate Governance and Nominating Committee determines, after weighing the benefits of such director’s continued contributions against the benefits of fresh viewpoints and experience, to nominate the director for another term.

Furthermore, our bylaws and Corporate Governance Principles provide for a majority voting standard in uncontested elections of directors (i.e., the number of candidates for election as directors does not exceed the number of directors to be elected). Therefore, a nominee for election or reelection to the Board must receive more votes cast “FOR” than “AGAINST” his or her election or reelection in order to be elected or reelected to the Board. If an incumbent director fails to receive the required vote for reelection, the Board expects such director to tender his or her resignation. The Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for consideration by the Board. The Board will determine whether to accept or reject such resignation within 90 days from the certification of the election results.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage, but do not require, directors to attend. Peter A. Leav, Robert J. Frankenberg and Kevin T. Parker attended our 2014 Annual Meeting of Stockholders.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors may do so electronically by sending an e-mail to the following address: directorcom@polycom.com. Our Chairman of the Board receives these communications unfiltered by Polycom, forwards communications to the appropriate committee of the Board or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to investor@polycom.com.

PROPOSAL TWO

AMENDMENT AND RESTATEMENT OF THE 2011 EQUITY INCENTIVE PLAN

We are asking stockholders to approve an amendment and restatement of Polycom’s 2011 Equity Incentive Plan (the “2011 Plan”), which (1) adds 5,600,000 shares to the total number of shares of our common stock reserved for issuance under the 2011 Plan, (2) provides additional flexibility to set the length of performance periods (i.e., the period over which the performance goals applicable to performance-based equity awards are measured) up to four years, and (3) provides for aggregate grant date fair value limits applicable to all awards that may be granted to a participant in any fiscal year, rather than a limit to the number of shares subject to awards based on award types. The 2011 Plan has also been revised to include nonmaterial changes such as a provision allowing the Board or Compensation Committee to cause the forfeiture of awards under certain events including in accordance with our clawback policy. The 2011 Plan has not been amended in any material way, other than as described in (1) through (3) above, since stockholders last approved the 2011 Plan at our 2013 Annual Meeting of Stockholders.

Internal Revenue Code Section 162(m) (“Section 162(m)”) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, generally are excluded from this deductibility limit, provided that certain requirements specified under Section 162(m) are met. If approved, the amended 2011 Plan may allow us to deduct for U.S. federal income tax purposes the compensation recognized by certain of our executive officers in connection with certain awards granted under the amended 2011 Plan. By approving the amended 2011 Plan, stockholders will be approving (including for purposes of satisfying the stockholder approval requirements under Section 162(m)) the material terms of the amended 2011 Plan, which include among other terms, the eligibility requirements for participation in the amended 2011 Plan.

The following is a comparative summary of the material changes to the amended 2011 Plan. This summary is qualified in its entirety by reference to the actual text of the amended 2011 Plan, set forth as Appendix A to this proxy statement.

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The share reserve has been increased by 5,600,000 shares. As a result, the aggregate number of shares that may be issued under the 2011 Plan as amended has been revised from 30,300,000 shares to 35,900,000 shares. The amended 2011 Plan also provides that any shares up to 13,636,548, that otherwise would have returned to Polycom’s 2004 Equity Incentive Plan after May 26, 2011, on account of the expiration, cancellation or forfeiture of awards granted under Polycom’s 1996 Stock Incentive Plan or 2004 Equity Incentive Plan, which provision remains the same as under the 2011 Plan prior to this amendment.

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The amended 2011 Plan lengthened the maximum duration of the performance period over which performance goals are measured under performance-based awards. The amended 2011 Plan provides that the performance period must not be shorter than one fiscal quarter or longer than four fiscal years (increased from three fiscal years).

•	The amended 2011 Plan revised the per person limits that apply to awards granted to an individual during any fiscal year, as follows:

Award Type	Annual Limit Under 2011 Plan	Annual Limit Under Amended 2011 Plan
Stock options and/or stock appreciation rights	1,500,000 shares, increased by an additional 1,500,000 shares in the fiscal year of an employee’s initial hire	Aggregate grant date fair value of $10,000,000 with respect to all awards, increased by an additional $5,000,000 in grant date fair value for the fiscal year of an employee’s initial hire
Restricted stock, restricted stock units, and/or performance shares	7,500,000 shares, increased by an additional 7,500,000 shares in the fiscal year of an employee’s initial hire
Performance units	Initial value of $3,000,000

The Compensation Committee and the Board have approved the amended 2011 Plan, subject to the approval of the stockholders at the 2015 Annual Meeting.

Reasons for the Share Reserve Increase

The Board believes that the amended 2011 Plan is essential to Polycom’s continued success as the additional shares under the increased share reserve will enable us to continue to use the amended 2011 Plan to achieve its employee performance, recruiting, retention and incentive goals. The Board and management believe that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees the perspective of an owner with an equity stake in Polycom, and provide an effective means of recognizing employee contributions to the success of Polycom. The Board and management believe that equity awards are a competitive necessity in the high-technology industry in which we compete for talent and are essential to recruiting and retaining the highly qualified technical and other key personnel who help us meet our goals, as well as rewarding and encouraging current employees. The Board and management believe that the continued ability to grant equity awards will be important to the future success of Polycom. The amended 2011 Plan will provide the Compensation Committee with greater flexibility to cover our future anticipated needs.

We last requested an increase in shares under the 2011 Plan at the 2013 Annual Meeting, which was approved by our stockholders. Based on our projected share utilization at that time, we informed stockholders that we expected to request additional shares at our 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”). However, our share reserve lasted longer than anticipated due to a number of factors in 2013 that varied from our initial assumptions, for example, the return of performance shares to the pool that did not vest due to our 2013 total shareholder return (“TSR”) performance, tightening of our equity award program participation guidelines and a greater number of cancellations than we originally forecasted, including from the departure of our former CEO. Therefore, we did not request additional shares at the 2014 Annual Meeting. As of March 31, 2015, there are 8,150,649 of shares available for issuance pursuant to awards that may be granted under the 2011 Plan (excluding shares already subject to outstanding awards that, if forfeited, may become available for issuance again). In determining the number of additional shares reserved for issuance under the amended 2011 Plan to be requested at the 2015 Annual Meeting, the Compensation Committee and the Board considered the following:

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Attracting and Retaining Talent. The Compensation Committee and the Board considered the importance of an appropriately-sized pool of shares to find, keep and engage top talent, especially in the highly competitive high-technology industry in which we compete for talent.

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Historical Grant Practices. The Compensation Committee and the Board considered the historical amounts of equity awards that we granted in the past three years. In fiscal years 2012, 2013 and 2014, we granted equity awards of 7.1 million, 7.7 million and 3.8 million shares, respectively, or a total of 18.6 million shares over the three-year period.

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Forecasted Grants. In determining the projected share utilization, the Compensation Committee and the Board considered a forecast that included the following factors: (i) 13.4 million shares were available for issuance under the 2011 Plan as of December 31, 2014 (excluding shares already subject to outstanding awards that, if forfeited, may become available for issuance again), (ii) the shares that would be available for grant under the amended 2011 Plan, if the stockholders approve the amended 2011 Plan, which would be 13,750,649 shares (based on the shares available under the 2011 Plan as of March 31, 2015); (iii) estimated cancellations returned back to the 2011 Plan; (iv) shares reserved for outstanding performance shares at maximum payout of 150% of target; (v) the impact of the fungible ratio for full value awards; and (vi) forecasted future grants, which are “value-based,” meaning that share amounts granted will be determined based on the competitive dollar value to be delivered to the recipient and company stock price. Due to our value-based grant program, any significant changes in our stock price as compared to the stock price we assumed for forecasting purposes (which was $13.28, and which we refer to as the “baseline scenario”) could cause our actual share usage to deviate significantly from our anticipated share usage. For example, if at the time that we grant awards, our stock price is significantly lower than the baseline scenario, we would need a larger number of shares than anticipated to deliver the same dollar value to equity award recipients, as compared to if our stock price stays the same or increases.

•	Proxy Advisory Firm Guidelines. Because of our significant institutional stockholder base, the Compensation Committee and the Board considered proxy advisory firm guidelines.

Based on the above projections, if stockholders approve the amended 2011 Plan, the Compensation Committee and the Board currently anticipate that we will likely be required to request additional shares at our 2017 Annual Meeting of Stockholders at the latest. However, future circumstances and business needs may result in us seeking more shares sooner than 2017. Moreover, as noted above, because we have a value-based grant program, significant changes in our stock price can change the number of shares awarded. A decrease in our stock price may result in more shares granted and may lead us to request additional shares under the 2011 Plan as early as our 2016 Annual Meeting of Stockholders. Conversely, an increase in our stock price may result in fewer shares being issued and the stock pool lasting longer than currently anticipated.

Awards Outstanding Under Existing Grants

As of March 31, 2015, there were (i) 204,792 shares subject to outstanding stock options at a weighted average exercise price of $11.61, and with a weighted average remaining life of four years, (ii) 7,906,567 unvested and outstanding performance shares and restricted stock units, and (iii) 8,150,649 unissued shares. Accordingly, as of March 31, 2015, the 16,262,008 shares unissued or subject to our outstanding equity awards (commonly referred to as the “overhang”) represented approximately 12% of our outstanding shares.

We also have an on-going share repurchase program that mitigates the dilutive effect of our equity programs, including a $400 million return of capital program that we completed in June 2014 and a $200 million share repurchase authorization that was approved by the Board in July 2014. During 2012, 2013 and 2014, we repurchased approximately 5.1 million, 45.2 million and 5.4 million shares, respectively, under our share repurchase programs. At December 31, 2014, we had $150 million remaining under our current share repurchase authorization.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2011 EQUITY INCENTIVE PLAN.

Required Vote

Approval of the amended 2011 Plan requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2015 Annual Meeting. If stockholders do not approve the amended 2011 Plan, no shares will be added to the total number of shares reserved for issuance under the 2011 Plan, and the 2011 Plan will continue under its existing terms without the increase in share reserves or any other material amendment.

Description of the Amended 2011 Equity Incentive Plan

The following is a summary of the principal features of the 2011 Plan, as amended by the Board on April 2, 2015, subject to stockholder approval. However, this summary is not a complete description of all of the provisions of the amended 2011 Plan, and is qualified in its entirety by the specific language of the amended 2011 Plan. A copy of the amended 2011 Plan is provided as Appendix A to this proxy statement.

Background and Purpose of the 2011 Plan

The 2011 Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, (5) performance shares and (6) restricted stock units (individually, an “Award,” collectively, “Awards”). The 2011 Plan is intended to attract, motivate, and retain (1) employees of Polycom and its subsidiaries, (2) consultants who provide significant services to Polycom and our subsidiaries, and (3) directors of Polycom who are employees of neither Polycom nor any subsidiary. The 2011 Plan is also designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of our stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m). As defined in the 2011 Plan and used in the description below, “Shares” refers to shares of Polycom’s common stock.

Administration of the 2011 Plan

The 2011 Plan is administered by a committee appointed by the Board (the “Committee”). The Compensation Committee of the Board administers the 2011 Plan and currently is expected to do so throughout the life of the 2011 Plan. The 2011 Plan requires that the Committee consist of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) (so that Polycom may be able to qualify for a federal tax deduction for certain compensation paid under the 2011 Plan).

Subject to the terms of the 2011 Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the 2011 Plan and outstanding Awards. The Board or Committee may delegate any part of its authority and powers under the 2011 Plan to one or more directors and/or officers of Polycom; provided, however, the Committee may not delegate its authority and powers with respect to Awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, and for Awards that are intended to qualify as performance-based compensation under Section 162(m) if the delegation could cause the Awards to fail to so qualify.

Number of Shares of Common Stock Available Under the 2011 Plan

We are asking stockholders to approve an increase of 5,600,000 shares in the number of shares reserved under the 2011 Plan. If stockholders approve the 2011 Plan as amended, the total number of Shares available for issuance under the 2011 Plan will be equal to the sum of (a) 35,900,000 and (b) and any Shares (not to exceed 13,636,548) that otherwise would have been returned to our 2004 Equity Incentive Plan (the “2004 Plan”) after May 26, 2011, on account of the expiration, cancellation or forfeiture of awards granted under our 1996 Stock Incentive Plan (the “1996 Plan”) or the 2004 Plan. The maximum number of Shares that may be issued upon the exercise of incentive stock options also is equal to such amount, plus any Shares returned to the 2011 Plan that become available again for issuance, as described in the following two paragraphs, to the extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended. Shares granted under the 2011 Plan may be either authorized but unissued Shares or treasury Shares. As of March 31, 2015, there were 204,792 Shares subject to issuance upon exercise of outstanding options, at a weighted average exercise price of $11.61, and with a weighted average remaining life of four years. In addition, as of March 31, 2015, there were a total of 7,906,567 Shares subject to outstanding performance shares and restricted stock units that remain subject to vesting and/or forfeiture. As of such date, excluding the additional Shares that would become available if stockholders approve the amended 2011 Plan, 8,150,649 Shares remained available for future issuance under the 2011 Plan. No Awards have been granted or may be granted under the 1996 Plan and 2004 Plan following the termination of such plans. As of March 31, 2015 (the last trading day of the first fiscal quarter in 2015), the closing price of our common stock on NASDAQ was $13.40 per Share.

The maximum number of Shares reserved for issuance under the 2011 Plan is reduced by 1.83 Shares for every one (1) Share subject to a full value award granted before June 5, 2013, and 1.54 Shares for every one (1) Share subject to a full value award granted on or after June 5, 2013. Additionally, if Shares subject to a full value award granted before June 5, 2013, are forfeited and otherwise would return to the 2011 Plan (as described below), 1.83 times the number of Shares forfeited will return to the available pool; if Shares subject to a full value award granted on or after June 5, 2013, are forfeited or otherwise would return to the 2011 Plan (as described below), 1.54 times the number of Shares forfeited will return to the available pool; and for each Share subject to a stock option or stock appreciation right that is forfeited or otherwise would return to the 2011 Plan (as described below), one (1) Share will return to the available pool.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to full value awards, is forfeited to or repurchased by Polycom, the unpurchased (or forfeited or repurchased, as applicable) Shares that were subject to the Award will become available for future grant or sale under the 2011 Plan. Upon exercise of a stock appreciation right settled in Shares, the gross number of Shares covered by the portion of the Award that is exercised will cease to be available under the 2011 Plan. Shares that have been issued under the 2011 Plan under any Award will not be returned to or become available for future distribution under the 2011 Plan; provided, however, that if unvested Shares of any full value awards are repurchased by Polycom or are forfeited to Polycom, those Shares will become available for future grant under the 2011 Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the 2011 Plan. To the extent an Award is paid out in cash rather than Shares, such cash payments will not reduce the number of Shares available for issuance under the 2011 Plan.

If we experience a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other Polycom securities, or other change in corporate structure, the Committee will, in such manner as it determines is equitable, adjust the number and class of Shares available for issuance under the 2011 Plan and the number, class and price of outstanding Awards, as appropriate to reflect the stock dividend or other change.

No Repricing

No exchange programs to reprice options or stock appreciation rights are permitted under the 2011 Plan.

Eligibility to Receive Awards

Employees and consultants of Polycom and our subsidiaries and members of the Board may be granted Awards under the 2011 Plan, as determined by the Committee. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee has the discretion to select the participants. As of March 31, 2015, approximately 3,500 of our employees, seven of our non-employee directors and approximately 100 of our consultants were eligible to participate in the 2011 Plan, although all eligible participants do not actually receive grants under the 2011 Plan based upon current equity participation guidelines adopted by the Committee.

Stock Options

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the 2011 Plan, the Committee may grant nonqualified stock options and/or incentive stock options (the latter of which may be granted only to employees of Polycom and our subsidiaries as of the option’s grant date, and which entitle the employees, but not Polycom, to more favorable tax treatment). The Committee will determine the number of Shares covered by each option, subject to the per person award limits described further below. The exercise price of the Shares subject to each option is set by the Committee but cannot be less than 100% of the grant date fair market value of the Shares covered by the option. An exception may be made for any options that the Committee grants in substitution for options held by employees of companies that Polycom acquires (in which case the exercise price preserves the economic value of the employee’s cancelled option from his or her former employer). In addition, the exercise price of an incentive stock option must be at least 110% of grant date fair market value if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Polycom or any of its subsidiaries. The aggregate grant date fair market value of the Shares covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. The exercise price of each option must be paid in full in cash (or cash equivalent) at the time of exercise. The Committee also may permit payment through the tender of Shares that are already owned by the participant, or by any other means that the Committee determines to be consistent with the purpose of the 2011 Plan.

Options become exercisable at the times and on the terms established by the Committee. The Committee also establishes the time at which options expire, but the expiration may not be more than 10 years after the grant date (except upon the death of a participant, the Committee may in its discretion provide that such participant’s unexpired options may remain exercisable for 3 years after the date of death). In addition, a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Polycom or any of its subsidiaries may not be granted an option that is exercisable after five years from the option’s grant date.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) are awards that grant the participant the right to receive an amount (in the form of cash, Shares of equal value, or a combination of both, as determined by the Committee) equal to (1) the number of shares exercised, times (2) the amount by which Polycom’s stock price exceeds the exercise price. The exercise price is set by the Committee but cannot be less than 100% of the grant date fair market value of the covered Shares. An exception may be made for any SARs that the Committee grants in substitution for SARs held by employees of companies that we acquire (in which case the exercise price preserves the economic value of the employee’s cancelled SAR from his or her former employer). A SAR may be exercised only if it becomes vested based on the vesting schedule established by the Committee. SARs expire under the same rules that apply to options, meaning that the expiration may not be more than 10 years after the grant date (except upon the death of a participant, the Committee may in its discretion provide that such participant’s SARs may remain exercisable for 3 years after the date of death). SARs are subject to the per person award limits as described further below.

Restricted Stock

Awards of restricted stock are Shares that vest in accordance with the terms and conditions established by the Committee. The Committee determines the number of Shares of restricted stock granted to any participant, subject to the per person award limits described further below. In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Any applicable performance goals (which may be solely continued employment) will be determined by the Committee and may be applied based on company-wide, departmental or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. The Committee may accelerate the time at which any restrictions will lapse or be removed. Notwithstanding the foregoing, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

A holder of restricted stock will have full voting rights, unless determined otherwise by the Committee. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to Shares; provided, however, that dividends and distributions generally will be subject to the same vesting criteria and transferability restrictions as the Shares upon which the dividend or distribution was paid.

Performance Units and Performance Shares

Performance units and performance shares are Awards that result in a payment to a participant (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Committee) if any applicable performance goals and/or other vesting criteria established by the Committee are achieved or the Awards otherwise vest. Any applicable performance goals (which may be solely continued employment) will be determined by the Committee and may be applied based on company-wide, departmental or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. After the grant of an Award of performance units or performance shares, the Committee may reduce or waive any performance objective for such Award and may accelerate the time at which any restrictions will lapse or be removed. However, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

The initial value of a performance unit is established by the Committee on or before the grant date. The initial value of each performance share will be the grant date fair market value of a Share. Performance units and performance shares are subject to the per person award limits described further below.

Restricted Stock Units

Restricted stock units represent a right to receive Shares at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the Shares issued in settlement of the Award, the consideration for which is furnished in the form of the participant’s service to Polycom. In determining whether an Award of restricted stock units should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Any applicable performance goals (which may be solely continued employment) will be determined by the Committee and may be applied based on company-wide, departmental or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. After the grant of an Award of restricted stock units, the Committee may reduce or waive any vesting condition for such Award and may accelerate the time at which any restrictions will lapse or be removed. However, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information). We may pay the appreciation in cash, in Shares or in a combination of both. The initial value of each restricted stock unit on the date of grant will be equal to the fair market value of a Share on such date. Restricted stock units are subject to the per person award limits as described further below.

Per Person Award Limits

The amended 2011 Plan revised the award limits that apply to each participant on an annual basis. Prior to the amendment, the 2011 Plan provided that in any fiscal year, (i) the aggregate number of shares subject to Awards granted to a participant as options and/or stock appreciation rights may not exceed 1,500,000 shares, which limit is increased by an additional 1,500,000 shares in the fiscal year during which the participant initially becomes an employee; (ii) the aggregate number of shares subject to Awards granted to a participant as restricted stock, restricted stock units, and/or performance shares may not exceed 7,500,000 shares, which limit is increased by an additional 7,500,000 shares in the fiscal year during which the participant initially becomes an employee; and (iii) the aggregate initial value of performance unit Awards granted to a participant may not exceed $3,000,000. If stockholders approve the amended 2011 Plan, then the amended 2011 Plan instead will provide that, during any fiscal year, no participant may be granted Awards of options, SARs, restricted stock, restricted stock units, performance shares, and/or performance units with an aggregate grant date fair value exceeding $10,000,000, which limit is increased by an additional $5,000,000 during the fiscal year in which a participant first becomes an employee. The grant date fair value of Awards for this purpose will be determined based on the rules of Item 402(c)(2) of Regulation S-K as used in our public reporting.

Non-Employee Director Awards

Each non-employee director receives automatic, non-discretionary Awards under the 2011 Plan. On the date of each annual meeting of stockholders, each individual who is re-elected to serve as a non-employee director of Polycom automatically is granted an Award of 20,000 restricted stock units. Each non-employee director of Polycom who is first appointed or elected to the Board on or after the 2015 Annual Meeting automatically receives, as of the date of such appointment or election, a restricted stock unit grant covering a number of Shares equal to the product of (A) 20,000, and (B) the percentage determined by dividing (i) the number of calendar months remaining in the one-year period starting with the date of the last annual meeting of stockholders immediately before the date the individual is first appointed or elected as a non-employee director of Polycom, including the month in which he or she was appointed or elected, by (ii) 12, rounded down to the nearest whole Share (such grant is referred to herein as an “Initial RSU Grant”). These grants of restricted stock units vest at such times and are subject to restrictions and conditions that the Committee determines.

Restricted stock units awarded on the date of an Annual Meeting of Stockholders vest in four equal quarterly installments over one year following grant, subject to continued service by the non-employee director through each relevant date. An Initial RSU Grant made to a non-employee director who joins the Board after an annual meeting of stockholders vests on the same remaining schedule as the grants to those elected at the most recent annual meeting of stockholders. Once an individual ceases to be a director of Polycom, any then-unvested Shares subject to the restricted stock units will revert to Polycom. The current form of restricted stock unit agreement for grants to non-employee directors, however, contains a voluntary termination provision that provides that in the event a director voluntarily terminates his or her service from the Board not less than six months after the grant date of such award, then such restricted stock unit award will fully vest on the date of the director’s termination from service. The Committee may adopt procedures to permit non-employee directors to elect to forgo receipt of all or a portion of their annual retainer, committee fees and meeting fees in exchange for Awards. The number of Shares subject to such Awards will equal the amount of forgone compensation divided by the fair market value of a Share on the date the compensation otherwise would have been paid to the individual, rounded up to the nearest whole number of Shares.

The Board and the Committee have authority to change the type, number and terms of the automatic, non-discretionary Awards to be granted to non-employee directors in the future. The Committee (in its discretion) also may grant non-employee directors Awards under the 2011 Plan outside of the automatic, non-discretionary Award program.

Performance Goals

The Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award. Performance goals are measured over one or more specified periods referred to as performance periods. Performance periods may not be shorter than one fiscal quarter. The maximum duration of performance periods under the amended 2011 Plan is four fiscal years, which is an increase from a maximum of three fiscal years of Polycom under the 2011 Plan (prior to being amended). Therefore, if stockholders approve the amended 2011 Plan, the performance goals applicable to an Award will be measured over a performance period determined by the Committee but in any case not shorter than one fiscal quarter and not longer than four fiscal years.

If the Committee desires that an Award be intended to qualify as “performance-based compensation” under Section 162(m) (discussed below), then at the Committee’s discretion, one or more of the following performance goals may apply:

•	Cash flow,

•	Customer satisfaction,

•	Earnings per share,

•	Margin,

•	Product quality,

•	Product unit sales,

•	Profit,

•	Return on equity,

•	Revenue, and/or

•	Total shareholder return.

Each of these goals is defined in the 2011 Plan. Any performance criteria used under the 2011 Plan may be measured, as applicable (1) in absolute terms, (2) in combination with more than one performance goal, (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company or companies or index or indices), (4) on a per-share or per-capita basis, (5) against the performance of Polycom as a whole or a business unit or units or products of Polycom, and/or (6) on a pre-tax or after-tax basis. Pursuant to the terms of the 2011 Plan, the Committee may determine whether any element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any participants. The Committee may choose a performance period that is not less than a fiscal quarter but not longer than a period of four fiscal years.

By granting awards that vest upon achievement of performance goals, the Committee may be able to preserve our deduction for certain compensation in excess of $1,000,000. Section 162(m) limits our ability to deduct annual compensation paid to our Chief Executive Officer or our three other most highly compensated named executive officers (other than our Chief Executive Officer and Chief Financial Officer), to $1,000,000 per individual. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The performance goals listed above, as well as the per-person limits on Shares covered by Awards, permit the Committee to grant Awards of restricted stock, restricted stock units, performance shares and performance units (and other incentives under the 2011 Plan) that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby potentially permitting us to receive a federal income tax deduction in connection with such Awards.

Forfeiture Events

The 2011 Plan as amended specifies that Awards granted thereunder may be forfeited in certain circumstances. The Committee may specify in an Award agreement that the Award is subject to reduction, cancellation, forfeiture, or recoupment upon certain events. In addition, Awards granted under the amended 2011 Plan will be subject to any clawback policy we establish and/or amend from time to time. As a result, the Board or Committee may require a participant to forfeit, return, or reimburse us for all or a portion of an Award and any amounts paid under the Award pursuant to the terms of the clawback policy, as well as if the Board or Committee deems necessary or appropriate under applicable laws. We currently maintain a clawback policy for cash- and performance-based equity awards to executive officers if we are required to provide a material restatement of our financial statements for any of the prior three fiscal years for which audited financial results are completed. Generally under the clawback policy, if the Board or the Compensation Committee determines that any fraud or intentional misconduct by an executive officer was a significant factor contributing to Polycom restating all or a portion of our financial statements, the Board or the Compensation Committee will take, in its discretion, such action as it deems necessary to remedy the fraud or intentional misconduct and prevent its recurrence, which may include (i) recouping all or part of any excess compensation received by such executive officer due to such restatement, (ii) recommending disciplinary action to the Board, up to and including termination, and (iii) pursuing other available remedies.

Limited Transferability of Awards

Awards granted under the 2011 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and all rights granted under an Award will be available to the participant during his or her lifetime only to such participant. Notwithstanding the foregoing, the Committee may permit an individual to transfer an Award to an individual or entity. Any transfer will be made without consideration and in accordance with procedures established by the Committee.

Amendment and Termination of the 2011 Plan

The Board generally may amend, suspend or terminate the 2011 Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent. The 2011 Plan will remain in effect until terminated by the Board, provided that incentive stock options may be granted only through May 26, 2021.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Polycom of equity awards granted under the 2011 Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price equal to the grant date fair market value of the underlying stock. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Polycom is subject to tax withholding by Polycom. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss to the participant.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (although the exercise may subject the participant to alternative minimum tax and/or may affect the determination of the participant’s alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the grant date fair market value of the underlying stock. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss to the participant.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for Polycom. Polycom generally will be entitled to a tax deduction in connection with an Award under the 2011 Plan in an amount equal to the ordinary income recognized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2011 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options and establishing performance criteria that must be met before the Award actually will vest or be paid. The 2011 Plan has been designed to permit (but not require) the Committee to grant Awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2011 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Participation in the 2011 Plan

Grants of Awards (if any) that an employee, consultant or non-employee director may receive under the 2011 Plan is in the discretion of the Committee and, therefore, cannot be determined in advance. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive Awards under the 2011 Plan. Our non-employee directors receive certain automatic Awards under the 2011 Plan.

The following table sets forth information with respect to the grant of awards under the 2011 Plan to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, and to all other employees as a group during 2014:

Name of Individual or Identity of Group and Position	Awards Granted in 2014 (#)(1)	Weighted Average Value of Awards Granted in 2014 ($)(2)
Peter A. Leav (3)	20,000	281,066
President, Chief Executive Officer and Director
Laura J. Durr (4)	105,034	1,392,597
Chief Financial Officer, Chief Accounting Officer and Executive Vice President
Sayed M. Darwish	78,974	1,059,962
Chief Legal Officer, Executive Vice President, Corporate Development and Secretary
Michael J. Frendo (5)	146,104	1,868,669
Executive Vice President of Worldwide Engineering
Eric F. Brown	86,880	1,166,075
Former Chief Operating Officer, Chief Financial Officer and Executive Vice President
All current executive officers as a group (6)	350,112	4,602,294
All current non-employee directors as a group (7)	140,000	1,801,800
All other employees (including all current officers who are not executive officers) as a group	3,182,015	41,717,981

(1)	Awards granted to executive officers are comprised of a mix of performance shares and restricted stock units.
(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our 2014 Annual Report. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers.
(3)	As discussed in more detail in our “Executive Compensation—Compensation Discussion and Analysis” section, due to Mr. Leav receiving a new hire package in December 2013, he did not receive an annual grant for 2014. However, Mr. Leav did receive performance shares in recognition of his contributions to our strong performance in the first half of 2014.
(4)	Ms. Durr was promoted to Chief Financial Officer and Executive Vice President in May 2014.

(5)	Mr. Frendo joined Polycom in May 2014.
(6)	Mr. Brown terminated employment effective April 15, 2014. As a result, he no longer is eligible to participate in the 2011 Plan.
(7)	Each of our non-employee directors receives a grant of 20,000 restricted stock units on the date of each annual meeting of stockholders, provided that the non-employee director is re-elected at the annual meeting.

Summary

We believe strongly that the amended 2011 Plan is essential to our continued success. Awards such as those provided under the 2011 Plan constitute an important incentive and help us to attract and retain people whose skills and performance are critical to our success in a highly competitive high-tech industry. Our employees and directors are our most important asset. The 2011 Plan is vital to our ability to attract and retain outstanding and highly skilled individuals to work for Polycom and to serve on our Board of Directors.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, by an advisory or non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. As described in detail under the section “Executive Compensation—Compensation Discussion and Analysis,” Polycom has a “pay for performance” philosophy that forms the foundation of all decisions regarding the compensation of our named executive officers. This compensation philosophy is designed to align the interests of our named executive officers with the interests of our stockholders and is central to our ability to find, keep and engage executives who can achieve superior financial results.

Last year, more than 69% of our stockholders voted in support of our executive compensation program. While a majority of our stockholders voted in favor of our program, we continued to review our program, and we actively engaged in dialogue with our largest stockholders, representing approximately 72% of our outstanding shares, in order to solicit their feedback and allow them an opportunity to provide input to management and the Board. The Compensation Committee carefully considered the feedback received from stockholders when making compensation decisions in 2014, and for planning and implementing the framework for making compensation decisions for 2015. As a result, certain changes were implemented and other practices were maintained in line with stockholder feedback, including the following:

•

For 2014, we had changed our executive compensation philosophy to target total direct compensation between the median and 75th percentile of our selected peer group. For 2015, we further changed our philosophy to target total direct compensation to the median (50th percentile) of our selected peer group.

•

For 2015 compensation decisions, we evaluated and made changes to our selected peer group, removing two of the larger peer companies within the peer group in terms of market capitalization, headcount and, in one case, revenue as well, to ensure our executive compensation continues to be measured against appropriate peer companies.

•

We continued to make a significant portion of our executive compensation performance-based in 2014 and to date in 2015. The Compensation Committee continues to believe that our performance shares measured based on TSR performance relative to Nasdaq Composite Index companies drives and rewards the appropriate behavior by closely aligning with stockholder interests.

•	We continued to make the performance targets of our short-term cash incentive program challenging and results-driven.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, including the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. This vote is advisory and, therefore, not binding on our Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against our executive compensation program as disclosed in this proxy statement, they will consider those concerns and evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE APPROVAL OF THE COMPENSATION OF

POLYCOM’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Required Vote

The affirmative vote of the holders of a majority of the shares of Polycom common stock present in person or represented by proxy and entitled to vote is required for advisory approval of this proposal.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm to audit the consolidated financial statements of Polycom for the fiscal year ending December 31, 2015, which will include an audit of the effectiveness of Polycom’s internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited Polycom’s financial statements since fiscal 1991. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to Polycom’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Polycom and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP AS POLYCOM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Polycom by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and December 31, 2014 (in thousands).

	2013	2014
Audit Fees (1)	$2,729	$2,885
Audit-Related Fees (2)	8	125
Tax Fees (3)	1	—
All Other Fees (4)	—	35

Total	$2,738	$3,045

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of Polycom’s consolidated financial statements included in Polycom’s Annual Reports on Form 10-K and for the review of the consolidated financial statements included in Polycom’s Quarterly Reports on Form 10-Q, as well as services that generally only Polycom’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. Audit Fees also includes the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consists of fees billed for assurance and related services that are traditionally performed by Polycom’s independent registered public accounting firm.
(3)	Tax Fees consists of financial statement tax compliance work performed outside of the United States.
(4)	Other Fees for the year ended December 31, 2014 consists of fees billed for web design consulting services performed by BGT Partners ($35,000). BGT Partners was acquired by PricewaterhouseCoopers in 2013. The Company no longer uses these services.

Pre-Approval of Audit and Non-Audit Services

Polycom’s Audit Committee has adopted a policy for pre-approving the services and associated fees of Polycom’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Polycom by its independent registered public accounting firm, with certain exceptions described in the policy. The Policy for Preapproving Services and Fees of Polycom’s Independent Auditor is available on Polycom’s website at www.polycom.com, under the tabs “Company” and “Investor Relations—Corporate Governance.”

All PricewaterhouseCoopers LLP services and fees in fiscal 2013 and fiscal 2014 were pre-approved by the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section discusses our executive compensation philosophy and practices and analyzes the Compensation Committee’s decisions related to the compensation of our named executive officers (“NEOs”) for fiscal 2014, who were:

Name	Position

Peter A. Leav	President and Chief Executive Officer (“CEO”)

Laura J. Durr (1)	Chief Financial Officer (“CFO”), Chief Accounting Officer and Executive Vice President

Sayed M. Darwish	Chief Legal Officer, Executive Vice President, Corporate Development and Secretary

Michael J. Frendo (2)	Executive Vice President of Worldwide Engineering

Eric F. Brown (3)	Former Chief Operating Officer, CFO and Executive Vice President

(1)	Ms. Durr served as our Senior Vice President, Worldwide Finance and Chief Accounting Officer in the beginning of fiscal 2014. She was appointed Interim Chief Financial Officer and Principal Financial Officer in March 2014, and was promoted to CFO and Executive Vice President in May 2014.
(2)	Mr. Frendo joined Polycom in May 2014.
(3)	Unless expressly noted, Mr. Brown is not included in our discussion of the compensation decisions and results for our NEOs in 2014 due to his departure from Polycom in April 2014.

Executive Summary

Our executive compensation program is designed to reflect our pay for performance philosophy while finding, keeping and engaging executives who embolden our culture and strengthen our position in the extremely competitive and rapidly-changing high-technology industry.

2014 Performance

We are a global leader in open, standards-based unified communications and collaboration (“UC&C”) solutions for voice, video and content. We believe we are well-positioned in the UC&C market due to our strategic partnerships, support of open standards, innovative technology, multiple delivery modes and customer-centric go-to-market capabilities. Our goal is to enhance human collaboration and execute on our long-term strategy of enabling open, standards-based video collaboration across multiple networks, devices and protocols. This includes offering a mix of both hardware and software-enabled video and voice collaboration capabilities. We also offer a full range of support, professional, hosted and managed services solutions.

2014 was a significant and strong performing year for Polycom, in which we executed effectively under new leadership. Our number one financial priority in 2014 was to improve operating margins. Even though our total annual revenue remained approximately flat at $1.35 billion on a year-over-year basis, we were able to significantly reduce operating expenses and improve operating performance. The ability to create leverage and drive value in our financial model was driven by a renewed focus on return on investment decision-making across the company. Some of our 2014 accomplishments included:

•	Total stockholder return (“TSR”) was in the top quartile of NASDAQ Composite Index companies for fiscal 2014.

•	Non-GAAP operating margins and diluted earnings per share increased 28% and 55% year-over-year, respectively; and on a GAAP basis, 362% and 373%, respectively.

•	Non-GAAP operating expenses were reduced by 7% year-over-year; and 9% on a GAAP basis.

•	Revenue grew 1.3% year-over-year after adjusting for the end of the Cisco OEM relationship.

•	Revenue from UC Personal Devices grew 8% year-over-year.

•	Revenue from services grew 2% year-over-year.

•	A $400 million return of capital program was completed in the first half of 2014.

•	An additional $200 million return of capital program was announced in the second half of 2014, demonstrating our continued commitment to returning capital to our stockholders.

•	Software and subscription versions of our infrastructure solution, the Polycom® RealPresence® Platform, were introduced.

2014 Pay Reflected 2014 Performance

In 2014, our compensation program for our NEOs remained consistent with our philosophy of paying for performance. Our TSR, as measured against the NASDAQ Composite Index (the “NASDAQ Index”), ranked at approximately the 76th percentile, resulting in performance well above target levels for our long-term performance-based equity incentives. Further, our actual revenue and non-GAAP operating income objectives for 2014 were above our targets for short-term cash incentives in the first half of 2014. Correspondingly, our executive pay reflected that performance. Below is a table illustrating the result of each of our compensation components for our NEOs in fiscal 2014, of which the Compensation Committee continues to focus on variable compensation elements in order to drive performance.

NEO Compensation Component	Fiscal 2014 Results

Base Salary See pages 44-45 for more details	• Salaries remained relatively flat, except as relating to the promotion of our CFO.

Short-Term Cash Incentives See pages 45-48 for more details

•       For the first half of 2014, we achieved 98% of our target revenue objective and 114% of our target non-GAAP operating income objective. As a result, bonuses payable to NEOs were funded at 120.6% of their respective first-half target amounts.

•       For the second half of 2014, we achieved 94% of our target revenue objective and 97% of our target non-GAAP operating income objective. As a result, bonuses payable to NEOs were funded at 83.8% of their respective second-half target amounts.

Long-term Performance-based Equity Incentives See pages 48-52 for more details

•       Based on TSR performance at the 72nd percentile for the applicable performance period for the 12-month period measured from December 1, 2013 to November 30, 2014, our CEO earned 122% of the target number of performance shares awarded to him, which was the first vesting tranche of Mr. Leav’s new hire grant and indicative of Polycom’s strong operating and stock price performance under his leadership.

NEO Compensation Component	Fiscal 2014 Results

•       Based on TSR performance at the 76th percentile for the applicable performance period for the 12-month period measured from January 1, 2014 to December 31, 2014, our NEOs (other than the CEO) earned 126% of the target number of performance shares awarded to them.

NEO Targeted Compensation Mix

Consistent with the pay for performance philosophy of our executive compensation program, our targeted pay mix is weighted toward performance-based pay. The chart below illustrates how the mix of total direct compensation (which includes base salary, short-term cash incentives and equity awards) for our NEOs emphasizes variable compensation.

Note:	The 2014 CEO Targeted Compensation Mix reflects Mr. Leav’s annualized base salary, annual target bonus opportunity and his equity awards. Mr. Leav did not receive an annual grant in 2014 due to his new hire compensation package received at the end of 2013. However, Mr. Leav received a performance share award in the second half of 2014 in recognition of his contributions to our strong performance in the first half of 2014. The 2014 NEO Targeted Compensation Mix (Non-CEO) chart includes total direct compensation of all NEOs who were employed with us during 2014, except for Mr. Brown who left the company in April 2014.

Summary of Realized Pay for 2014

The actual compensation realized by our NEOs in fiscal 2014 is summarized in the charts below, along with the compensation reflected in the Summary Compensation Table on page 57. The “Summary Comp” data includes actual cash compensation (base salary and bonus) earned for 2014 performance, plus the full grant date fair value of performance shares and restricted stock units (“RSUs”) granted in 2014. The “Realized Comp” data includes actual cash compensation earned for 2014 performance, plus the value realized from performance shares and RSUs that vested and stock options that were exercised in 2014, including from awards granted prior to 2014, as provided to our NEOs.

Due to Mr. Leav joining Polycom in December 2013, the CEO Realized Pay chart includes his “Summary Comp” and “Realized Comp” for fiscal 2013 as well for comparison. Due to his new hire compensation package, Mr. Leav did not receive an annual equity award in the first half of 2014. However, Mr. Leav received a performance share award in the second half of 2014 as stated above. Mr. Leav’s 2014 realized compensation reflects equity awards he received as part of his negotiated new hire package in 2013.

The NEO Realized Pay chart includes compensation for NEOs in 2014, other than Mr. Brown who departed from Polycom’s employment during the year. As illustrated in the above chart, despite meaningful equity awards granted to the NEOs (other than the CEO), they realized approximately 43% of their total Summary Compensation Table compensation in 2014 on an aggregated basis.

How We Pay for Performance and Align with Stockholder Interests

Our executive compensation program includes the following features designed to focus on pay for performance and corporate governance while aligning with the interests of our stockholders:

✓	Competitive Compensation. We use market data to offer competitive compensation in order to find, keep and engage world class executives. Actual pay is largely dependent on performance.

✓	Performance-based Compensation. A significant portion of our NEOs’ compensation consists of performance-based incentives based on TSR and achievement of our key financial goals.

✓	Rigorous Performance Metrics. Our short-term cash incentive performance goals are challenging and designed to reward only significant achievement.

✓	Award Caps. For 2014, performance-based awards under our long-term, equity-based incentive plans are capped at 150% and awards under the short-term cash incentive plan are capped at 250%. As part of our on-going practice of benchmarking our executive compensation against market practice, we reduced our short-term cash incentive plan cap to 200% to better align with such market practices for 2015.

✓	Annual Review of Executive Compensation Program. On an annual basis, we review and obtain a stockholder advisory vote on our executive compensation program.

✓	On-going Stockholder Outreach. During the year, we engaged with stockholders to provide an opportunity for continued feedback on executive compensation and other matters of importance to them.

✓	Regular Review of Share Utilization. We regularly review market competitiveness and our overhang and burn rates to ensure that we are engaging in responsible granting practices, taking into account hiring and retention needs and overall dilutive impact.

✓	No Option Repricing without Stockholder Approval. Option repricing without stockholder approval is not permitted under our 2011 Equity Incentive Plan.

✓	Severance Program. Our executive severance plan is competitive with that of our peers.

✓	No 280G Tax Gross-ups. Our agreements with our executives do not provide for any tax gross-ups in connection with any payments that might be received in a change in control.

How We Mitigate Excessive Risk Taking Behavior

Our executive compensation program includes the following features designed to mitigate risk and discourage decisions that maximize short-term results at the expense of long-term value:

✓	Independent Compensation Consultant. The Compensation Committee has engaged Radford, An Aon Hewitt Company, as our independent compensation consultant in the areas of executive compensation and governance.

✓	Annual Risk Review. The Compensation Committee and Radford annually review and assess our compensation program for risk and have determined that our compensation programs do not create risk that is reasonably likely to have a material adverse effect on the company.

✓	Executive Compensation Clawback Policy. We have a clawback policy for cash- and performance-based equity awards granted to executive officers if the company is required to provide a material restatement of our financial statements for any of the prior three fiscal years due to any fraud or intentional misconduct by an executive officer.

✓	CEO and Executive Officer Stock Ownership Guidelines. We maintain stock ownership guidelines that apply to our executive officers. Our stock ownership guideline for our CEO is 3x base salary.

✓	Director Stock Ownership Guidelines. We maintain stock ownership guidelines that apply to members of our Board at 3x their annual cash retainer.

✓	No Hedging or Pledging of Polycom Stock. All employees, including NEOs, are prohibited from hedging or pledging Polycom’s stock.

Results of 2014 Advisory Vote on Executive Compensation and Stockholder Outreach

We value the input of our stockholders on our executive compensation program. We conducted a stockholder outreach program during 2014 with top holders of Polycom stock, representing approximately 72% of our outstanding shares, in order to solicit their feedback on our executive compensation practices. At the 2014 Annual Meeting, over 69% of our stockholders supported our executive compensation program.

The Compensation Committee was mindful of the continued support our stockholders expressed for many aspects of our compensation philosophy. The Compensation Committee carefully considered the feedback received from stockholders when making compensation decisions for 2014, and for planning and implementing the framework for making compensation decisions for 2015. As a result, certain changes were implemented while other practices were maintained in line with stockholder feedback, including the following:

•

For 2014, we changed our executive compensation philosophy to target total direct compensation (“TDC”) between the median and 75th percentile of our selected peer group. For 2015, we further changed our philosophy to target TDC to the median (50th percentile) of our selected peer group.

•

For 2015 compensation decisions, we evaluated and made changes to our selected peer group, removing two of the larger peer companies within the peer group in terms of market capitalization, headcount and, in one case, revenue as well, to ensure our executive compensation continues to be measured against appropriate peer companies.

•

We continued to make a significant portion of our executive compensation performance-based in 2014 and to date in 2015. The Compensation Committee continues to believe that our performance shares measured based on TSR performance relative to the Nasdaq Index companies drive and reward the appropriate behavior by closely aligning with stockholder interests.

•	We continued to make the performance targets of our short-term cash incentive program challenging and results-driven.

Overview of Compensation Program and Philosophy

Our executive compensation program and philosophy are designed to find, keep and engage talented executives responsible for the success of Polycom. Our executive compensation program emphasizes paying for performance and requiring achievement of financial and strategic objectives while taking into account individual performance. Our program’s objectives are to:

•	Offer a total compensation program that considers the compensation practices of our peer companies to recruit and retain top executive talent;

•	Motivate executive officers to achieve quantitative financial goals by linking the achievement of these goals with compensation in a direct and meaningful way;

•	Provide short-term cash incentives that take into account our overall financial performance relative to corporate objectives and individual contributions by executives; and

•

Align the financial interests of executive officers with those of our stockholders by providing significant long-term, equity-based incentives while carefully considering both stockholder dilution and compensation expense.

These objectives function as a guide in setting our executive officers’ compensation and in assessing the appropriate balance between different elements of compensation. For 2014, rather than using pre-established policies or formulas to allocate compensation among various elements, we targeted between the median and 75th percentile for TDC relative to certain peer companies, as described in more detail below. For 2015, we are targeting the median (50th percentile) for TDC relative to certain peer companies.

Role and Authority of Our Compensation Committee

Our Compensation Committee currently consists of directors Betsy S. Atkins (Chair), Robert J. Frankenberg, John A. Kelley and William A. Owens. Ms. Atkins, Mr. Frankenberg and Mr. Owens served on the Compensation Committee during all of 2014. Mr. Kelley was appointed to the Compensation Committee in March 2015. Each Compensation Committee member qualified during his or her service on the Compensation Committee in 2014 and/or 2015, as applicable, as (i) an “independent director” under the requirements of The NASDAQ Stock Market LLC, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Owens is not standing for re-election to the Board at the 2015 Annual Meeting.

The Compensation Committee oversees our compensation policies, plans and benefit programs. It has the final decision-making authority with respect to the compensation of our executive officers, including the NEOs, other than for the CEO, whose compensation is recommended by the Compensation Committee but determined by the independent members of the full Board. The Compensation Committee, along with the Corporate Governance and Nominating Committee of the Board, also reviews executive succession planning. In carrying out its responsibilities, the Compensation Committee engages outside consultants and consults with Polycom’s Human Resources department. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers and may delegate certain responsibilities to one or more of its members or Polycom’s directors or to management. For example, the Compensation Committee has authorized management to create country-specific rules to enable administration of equity awards in compliance with the laws of the jurisdictions in which such awards may be granted.

Role of Executive Officers in Compensation Decisions

The Compensation Committee regularly meets with our CEO to obtain recommendations regarding the compensation of the other NEOs and employees. Typically, our CEO annually reviews the performance of our other executive officers and shares his performance assessment with the Compensation Committee. Our CEO’s performance assessment of each executive officer generally addresses financial and non-financial objectives and the executive officer’s performance over a given year and compensation recommendations. In establishing an executive officer’s actual compensation, the Compensation Committee may take into account the CEO’s performance assessment of the executive officer. However, the Compensation Committee is not bound by and does not always accept those recommendations. With respect to the CEO’s compensation, the Compensation Committee considers the factors described above, as well as corporate performance as a whole and competitive market data when reviewing and making recommendations to the independent members of the full Board. Once the targeted amounts for the CEO are set by the independent members of the Board, the CEO’s short-term cash incentive compensation and long-term performance-based equity incentives are determined solely on the achievement of corporate performance, subject to the terms of such plans as described below.

Our CEO and other executives, as requested by the Compensation Committee, attend Compensation Committee meetings, but they are excused from meetings when certain matters of executive compensation are discussed, as appropriate. The Compensation Committee and independent members of the full Board make decisions with respect to the CEO’s compensation package without the CEO present.

Role of Compensation Consultant

For 2014, the Compensation Committee engaged Radford to provide compensation consulting services. Radford serves at the discretion of the Compensation Committee. Radford provided the following services for 2014:

•

Reviewed executive compensation relative to the market and our performance and assisted with recommendations relating to executive compensation, including recommendations for base salary, bonus targets and long-term, equity-based incentives for our NEOs and other executives;

•	Updated the Compensation Committee regarding executive compensation developments, including a comparison of our pay practices compared to the peer companies and the market in general;

•	Attended Compensation Committee meetings as requested;

•	Supported the company in preparation of filings with the Securities and Exchange Commission; and

•

Provided such other assistance as the Compensation Committee or management requested, including reviewing our executive compensation philosophy, reviewing our practices of targeting various compensation components in relation to the market, and updating our peer group of companies used in analyzing our executive compensation program for the year.

Peer Companies

The Compensation Committee compares and analyzes our executive officers’ compensation with those of its peer group of companies, consisting of two groups. First, a specified group of companies (the “Specified Peer Group”) is chosen based on both their respective businesses and business models and appropriate size with regard to revenues, market capitalization and number of employees (generally one-third to three times the size of Polycom to ensure that there is an appropriate fit in terms of size, number of employees and business similarity). Second, a broader set of companies’ data is compiled by Radford from companies in the Radford Global Technology Survey (the “Survey Data”). The Compensation Committee primarily uses Radford’s market information derived from a blend of the Specified Peer Group and the Survey Data (the “Peer Companies”) to assist it in setting executive compensation. However, the data presented to the Compensation Committee also typically includes separate market pay information compiled by Radford based on companies comprising the Specified Peer Group as well as composite information based on companies Radford selected from the Survey Data. The survey data is used to validate the data from the Specified Peer Group and to avoid having companies in the Specified Peer Group whose executive compensation widely differs from others in the Specified Peer Group (i.e., outliers) from unduly influencing the Compensation Committee’s decisions. Further, the Survey Data is useful in obtaining a broader understanding of the compensation levels being paid across a larger group of similarly-sized technology companies, as we compete with a broader group of companies than our Specified Peer Group in attracting and retaining executive talent. It should be noted that (i) some of the Specified Peer Group companies are included in the Survey Data, and (ii) there is no individual company data applied from the survey group of companies. The Compensation Committee did not review individual companies that Radford selected from the survey group.

In 2013, the Compensation Committee, with the assistance of Radford, reviewed our then-current Specified Peer Group as well as updated Survey Data to determine our 2014 Specified Peer Group. Based on our then-current market value, trailing twelve-month revenue and headcount and ranges recommended by Radford, the 2014 Specified Peer Group was comprised of communications equipment and software companies with revenues between approximately $460 million and $4.18 billion, market capitalization between approximately $640 million and $5.75 billion and employee headcount between slightly above 1,000 and slightly above 11,000. The table below sets forth our 2014 Specified Peer Group, which was used to aid the Compensation Committee in making compensation decisions during 2014:

2014 Specified Peer Group

• Autodesk, Inc.	• JDS Uniphase Corporation	• Riverbed Technology, Inc.

• BMC Software, Inc.	• Juniper Networks, Inc.	• salesforce.com, inc.

• Brocade Communications Systems, Inc.	• Logitech International S.A.	• Synopsys, Inc.

• Cadence Design Systems, Inc.	• NetApp, Inc.	• TIBCO Software, Inc.

• Citrix Systems, Inc.	• Nuance Communications, Inc.	• Trimble Navigation Limited

• F5 Networks, Inc.	• Plantronics, Inc.	• VeriSign, Inc.

• Informatica Corporation	• Red Hat, Inc.

Although salesforce.com no longer fit within the applicable criteria, both management and the Compensation Committee believed that their inclusion in the 2014 Specified Peer Group was appropriate at that time. For 2015, as a result of considering feedback through our stockholder outreach during the year, the Compensation Committee updated the Specified Peer Group to remove salesforce.com due to the size of their market capitalization and headcount and NetApp, Inc. due to the size of their market capitalization, headcount and revenue being larger than the applicable criteria. In addition, the Compensation Committee decided to add Netgear, Inc., which fit within the applicable criteria. Although Juniper Networks, Inc. had a market capitalization and revenue larger than the targeted range, both management and the Compensation Committee believed that their continued inclusion in the Specified Peer Group for 2015 was appropriate because they are viewed as a competitor for talent. BMC Software, Inc. was removed for 2015 as a result of going private.

Components of Compensation

The principal components of our executive compensation program include:

• Base salary	• Termination and change-in-control arrangements

• Short-term cash incentives	• Retirement benefits provided under a 401(k) plan

• Long-term, equity-based incentives	• Executive perquisites and generally available benefit programs

We believe each of these components is necessary to help us attract and retain the executive talent on which our success depends. These components also allow us to reward performance throughout the year and to provide incentives that balance appropriately the executive’s focus between our short-term and long-term strategic goals. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy.

Compensation Review Cycle

Typically, the Compensation Committee, with the assistance of Radford, initially reviews executive compensation for a particular fiscal year in the fourth quarter of the preceding year and approves of the compensation in the first quarter of that particular fiscal year. However, the Compensation Committee may review one or more components at any time as considered necessary or appropriate to ensure the components remain competitive and appropriately designed to reward performance. For CEO compensation, the Compensation Committee makes recommendations to the independent members of the Board. Each quarter, the Compensation Committee reviews our TSR performance and the corresponding projected payouts under the long-term, equity-based incentive programs.

Target Total Direct Compensation

For 2013, the Compensation Committee separately targeted base salary, short-term cash incentives, and long-term, equity-based incentives within a competitive range against our Peer Companies. However, for 2014 compensation, instead of targeting the individual components at specified levels, the Compensation Committee made a change in philosophy and began targeting the positioning of our executives’ target TDC within a targeted range between the median and 75th percentile of target TDC of our Peer Companies (the same targeted range used in 2013). The Compensation Committee believed that targeting TDC rather than the individual components of compensation more accurately reflected our overall executive compensation practices that, over time, have included greater attention to TDC. The Compensation Committee also took into consideration the recent trend of an increasing number of public companies adopting a market positioning practice based on TDC, including some of our Peer Companies.

Tally Sheets

For 2014, the Compensation Committee reviewed compensation tally sheets that showed the total compensation package for each executive officer in the prior year. Tally sheets include information on base salary, short-term cash incentives, target total cash compensation (i.e., the sum of salary and target cash incentives), long-term, equity-based incentives, target TDC and market data for each of these compensation components, as well as information regarding an executive officer’s employee benefits and perquisites and estimates of severance or other benefits payable in the event of specified terminations of employment. The tally sheets provide target and maximum amounts for the prior year with respect to short-term cash incentives, long-term, equity-based incentives and any other applicable benefits. The purpose of the tally sheets is to provide the Compensation Committee with a comprehensive snapshot of each executive officer’s compensation based on the prior year’s compensation decisions to allow the Compensation Committee to make more informed compensation decisions for the current year.

Relevant Factors in Compensation Decisions

In setting the target compensation for a particular NEO, the Compensation Committee considers both individual and corporate performance, as well as market data with respect to similarly situated individuals at the Peer Companies. Consequently, if there are differences in the amount or type of compensation paid among the NEOs, including the CEO, the differences primarily are due to a similar disparity among positions within the Peer Companies, as well as factors such as an NEO’s tenure, new hire incentives, experience, skills, knowledge, responsibilities and performance. These and other subjective factors may influence the Compensation Committee’s decision regarding the compensation level and package that is appropriate for a particular NEO. However, the weight given to these factors by the Compensation Committee cannot be quantified and is not determined under a formula.

Non-GAAP Measures

We use non-GAAP measures of operating results, which are adjusted to exclude certain costs, expenses, gains, and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments are made with the intent of providing both management and investors a more complete understanding of our underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses, or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. As a result, the Compensation Committee also utilizes non-GAAP measures as a means for measuring and rewarding executive performance, as appropriate. Our 2014 non-GAAP operating income, which was used as a measure to evaluate short-term cash incentives, excluded stock-based compensation expense, the effect of stock-based compensation expense on warranty rates, amortization of purchased intangibles, restructuring costs, litigation reserves and payments, transaction-related expenses, and costs associated with our former CEO separation and related SEC investigation.

2014 Target Total Direct Compensation

In setting 2014 compensation, the Compensation Committee targeted between the median to the 75th percentile of our Peer Companies for TDC, subject to the consideration of the other relevant factors discussed above that may result in variances in target TDC from the intended positioning among the Peer Companies. The Compensation Committee believed that this positioning range for target TDC was also appropriate considering in part that the corporate performance achievement that would enable short-term cash incentives to be paid at target levels are intentionally challenging with the aim of continually growing and developing our business, as discussed in more detail below.

In connection with Ms. Durr’s promotion from Senior Vice President, Worldwide Finance and Chief Accounting Officer to CFO, Chief Accounting Officer and Executive Vice President, the Compensation Committee engaged Radford to provide analysis and recommendations with respect to the target TDC for the CFO position. Ms. Durr’s target TDC was based on market data provided by Radford and her experience level. In determining Mr. Frendo’s target TDC as our new Executive Vice President of Worldwide Engineering, the Compensation Committee considered market data provided by Radford.

At the time the Compensation Committee determined 2014 TDC for our NEOs in the first half of 2014, including Ms. Durr’s compensation as CFO and Mr. Frendo’s new hire compensation, all such NEOs were within the targeted range between the median and 75th percentile for target TDC of our Peer Companies. The Compensation Committee did not review Mr. Leav’s TDC at that time since he had recently received a new hire package in December 2013 and was not eligible to receive an annual equity award in 2014.

Base Salary

We provide base salary to our NEOs and other employees to compensate them for services rendered on a day-to-day basis. Increases generally are awarded within the context of our overall annual merit increase budget before considering more specific individual and market competitive factors, and typically go into effect July 1 of that year. The Compensation Committee does not apply specific formulas to determine adjustments.

In 2014, the Compensation Committee reviewed executive base salaries including factors such as starting salary, experience, scope of position held, individual and corporate performance, and market data provided by Radford. Based on a review of such factors, the Compensation Committee decided to moderately increase the base salaries of Ms. Durr and Mr. Darwish, effective July 1, 2014. Subsequently, Ms. Durr’s base salary was increased to reflect her promotion to CFO in May 2014. The Compensation Committee did not increase Mr. Leav’s or Mr. Frendo’s base salaries in 2014 since they were recently hired in December 2013 and May 2014, respectively. Actual base salaries earned during the fiscal year are shown in the below table under the “2014 Short-Term Cash Incentives – Actual Bonuses” section.

The following table shows each NEO’s base salary levels at December 31st for each respective fiscal year:

Named Executive Officer	Annual Base Salary as of December 31, 2013 ($)(1)	Annual Base Salary as of December 31, 2014 ($)(2)	Increase (%)
Peter A. Leav	700,000	700,000	0
Laura J. Durr (3)	340,000	440,000	29
Sayed M. Darwish	425,802	438,576	3
Michael J. Frendo (4)	—	350,000	0
Eric F. Brown (5)	600,000	—	0

(1)	Base salary for each NEO as in effect on December 31, 2013, except as noted below.
(2)	Base salary for each NEO as in effect on December 31, 2014.
(3)	Ms. Durr’s base salary was increased to $350,200 in February 2014, effective July 1, 2014. However, prior to that increase becoming effective, Ms. Durr’s base salary was increased to $440,000 to reflect her promotion to CFO, effective May 28, 2014.
(4)	Mr. Frendo joined Polycom in May 2014. Therefore, the Compensation Committee did not review his base salary in February 2014. Mr. Frendo’s base salary was determined as part of his new hire package based on market data and fell within our approved philosophy.
(5)	Mr. Brown left Polycom in April 2014.

Short-Term Cash Incentives

2014 Short-Term Cash Incentives

To focus each executive officer on the importance of achieving our goals, typically a substantial portion of the officer’s potential annual compensation is set in the form of short-term cash incentive compensation that is tied to achievement of those goals. We maintain the Performance Bonus Plan and Management Bonus Plan, which are administered by the Compensation Committee and under which our NEOs may participate and be eligible to receive bonuses. However, as noted above, the CEO’s compensation, including short-term cash incentive compensation, is recommended by the Compensation Committee but determined by the independent members of our Board.

Performance Bonus Plan.    Our Performance Bonus Plan is intended to focus our executive officers on executing on our annual operating plan and maximizing our delivery of rewards to its stockholders and employees. The Performance Bonus Plan is intended to permit the payment of bonus awards that qualify as performance-based compensation under Section 162(m) of the Code. Under the Performance Bonus Plan, bonuses are paid only if the performance goals set by the Compensation Committee at the beginning of the applicable performance period are achieved. In setting the performance goals, the Compensation Committee assesses the anticipated difficulty and relative importance to the success of Polycom of achieving the performance goals. Accordingly, the actual awards (if any) payable for any given year will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. The Compensation Committee has the discretion to determine whether a bonus will be paid in the event an executive terminates employment before the bonus is scheduled to be paid. In addition, the Compensation Committee has negative discretion to decrease (but not increase) the bonuses that otherwise would be paid under the Performance Bonus Plan based on actual performance versus the specified goals.

For 2014, the Compensation Committee approved two, six-month performance periods under the Performance Bonus Plan, one beginning on January 1, 2014 and the other on July 1, 2014. There were two financial performance goals under the Performance Bonus Plan for each performance period—revenue and non-GAAP operating income—which were measured against corresponding target amounts established in conjunction with our 2014 annual operating plan. These comparisons yielded an achievement percentage for each of the applicable performance goals, which were then further compared to a pre-determined matrix that yielded a percentage to be applied to each participating NEO’s target bonus amount. We believe that our revenue and non-GAAP operating income are important financial metrics that reflect our performance as a company and drive stockholder value. The Compensation Committee, in consultation with Radford, approved the performance goals, which were the same metric that applied to 2013 bonuses, in order to motivate and align the NEOs to work toward these company-wide objectives as a team to achieve our success in 2014.

Each participating NEO’s target bonus amount was allocated equally between the two performance periods. The Compensation Committee believed that a semi-annual bonus plan would provide incentives that drive achievement of the fiscal 2014 annual operating plan, but also would maintain flexibility to set performance goals for the second half of the year based on the market conditions at that time if necessary and appropriate. There were no adjustments to our 2014 annual operating plan goals for the second half of the year. This semi-annual plan design was intended to ensure that the goals remained challenging but achievable with significant effort. The potential award that each participating NEO could receive under the Performance Bonus Plan for fiscal 2014 ranged from 0% to 250% of target. For 2015, as part of our on-going practice of benchmarking our executive compensation against market practice, we reduced the maximum potential award from 250% to 200% of target to better align with such market practices. No bonus was payable if a minimum of 80% of achievement of each applicable performance goal was not met.

Management Bonus Plan.    During the first half of 2014, Mr. Frendo participated in our Management Bonus Plan due to his hire date commencing in May 2014. Mr. Frendo participated in the Performance Bonus Plan for the second half of 2014. The Management Bonus Plan, similar to the Performance Bonus Plan, had two, six-month performance periods beginning on January 1, 2014 and July 1, 2014, and target bonuses were allocated equally between the periods. For the first half of 2014, Mr. Frendo’s target bonus of $43,169 as a percentage of his prorated eligible salary was 75%, and the potential award he could receive under the Management Bonus Plan ranged from 0% to 250% of target. The maximum potential award was reduced from 250% to 200% of target in 2015 for the same reasons as the Performance Bonus Plan. No bonus was payable if a minimum of 80% of achievement of each applicable performance goal was not met. The corporate performance goals under the Management Bonus Plan were the same as those under the Performance Bonus Plan (i.e., revenue and non-GAAP operating income), although any award under the Management Bonus Plan would not qualify as “performance-based” compensation under Section 162(m) of the Code. Under the Management Bonus Plan, the Compensation Committee has authority to increase or decrease the bonuses that otherwise would be paid based on actual performance versus the specified goals, however, no adjustment was made to Mr. Frendo’s first half award, and his award was reviewed consistent with the other NEOs under the Performance Bonus Plan.

Target Bonuses.    For fiscal 2014, the Compensation Committee determined that the target short-term cash incentive percentages for our NEOs were competitive and, therefore, maintained the same target percentages as in the previous year. However, Ms. Durr’s target short-term cash incentive increased from 50% to 80% in May 2014 in connection with her promotion to CFO based on peer market data and her experience.

Actual Bonuses.    The actual award (if any) payable for 2014 depended on the extent that actual performance met, exceeded or fell short of the pre-approved performance goals. For the first half-year of 2014, we achieved the company-wide revenue objective under our annual operating plan at 98% of target and the company-wide non-GAAP operating income objective under our annual operating plan at 114% of target. As a result, bonuses were paid to the NEOs participating under the Performance Bonus Plan and Management Bonus Plan at 120.6% of each of his or her respective first-half year target amount. For the second half of 2014, we achieved the company-wide revenue objective under our annual operating plan at 94% of target and the company-wide non-GAAP operating income objective under our annual operating plan at 97% of target. This resulted in bonuses paid under the Performance Bonus Plan to the participating NEOs for the second half-year performance period during 2014 equal to 83.8% of each of his or her respective second-half year target amount.

The following table describes actual awards paid to our NEOs participating under the Performance Bonus Plan and the Management Bonus Plan, as applicable, for all of 2014 based on the achievement levels of the performance goals over the two, six-month performance periods:

Named Executive Officer	2014 Target Award as Percentage of Earned Base Salary (%) (1)	2014 Target Award Amount Based on Base Salary ($) (2)	2014 Actual Award Amount ($)	2014 Actual Award as Percentage of Target Award (%)
Peter A. Leav (3)	125	875,000	894,250	102
Laura J. Durr (4)	80	278,235	270,783	97
Sayed M. Darwish (5)	75	324,141	330,392	102
Michael J. Frendo (6)	75	167,045	153,157	92
Eric F. Brown (7)	100	—	—	—

(1)	The target bonus as a percent of base salary earned for each six-month performance period in which the NEO participated, except as noted below.
(2)	The 2014 target bonus amount was determined as the sum of the target bonus amounts for the two, six-month performance periods. The target bonus amount for each performance period was based on the participating NEO’s actual salary earned during the period and the applicable target bonus as a percent of base salary.
(3)	Mr. Leav’s base salary remained at $700,000 for fiscal 2014.
(4)	In connection with Ms. Durr’s promotion to CFO, her target bonus increased from 50% to 80% and her base salary increased from $340,000 to $440,000, effective May 28, 2014. Accordingly, her first half actual award was based on a target 50% of $137,803 and a target 80% of $41,667, her prorated total earnings for the first half of fiscal 2014. Her second half actual award was based on a percentage of $220,000, her total earnings for the second half of fiscal 2014.
(5)	Mr. Darwish’s base salary was increased from $425,802 to $438,576, effective July 1, 2014. Accordingly, his first half actual award was based on a percentage of $212,901, his total earnings for the first half of fiscal 2014. His second half actual award was based on a percentage of $219,288, his total earnings for the second half of fiscal 2014.
(6)	Mr. Frendo joined Polycom in May 2014. Accordingly, his first half actual award was based on a percentage of $47,727, his prorated salary for the first half of fiscal 2014. His second half actual award was based on a percentage of $175,000, his total earnings for the second half of fiscal 2014.
(7)	Mr. Brown left Polycom in April 2014, at which time his participation in the Performance Bonus Plan terminated. His target bonus opportunity had been set at 100% of his salary.

Difficulty in Achieving Performance Targets under the Performance Bonus Plan and Management Bonus Plan for 2014.    Achievement of the performance goals under the Performance Bonus Plan and Management Bonus Plan was measured against targets set forth in our 2014 annual operating plan, which was developed by management and approved by the Board. The annual operating plan was developed based on a rigorous process set by management to ensure that the competitive landscape in which the company competes, market dynamics and market growth rates, as applicable, were considered. Consideration was also given to historical trends and anticipated future trends and incorporated the views of key business leaders, including each geographic theater head and solutions management. For 2014, specific emphasis was placed on developing an annual operating plan that would result in improved operating performance as a result of the declining operating margin results reported in the previous two years. The annual operating plan was designed to drive profitable growth with an optimized cost structure, yet still enable investment in key areas, and therefore was intentionally challenging and expected to be achieved by management and Polycom as a whole only with significant effort and skill. As the performance goals and target levels set by the Compensation Committee are based on our annual operating plan, the difficulty in achieving the performance goals at the target levels reflects the inherent difficulty in achieving the goals and objectives set forth in the annual operating plan. Achievement of a maximum payout, which historically has not been attained, would require substantial efforts by the executive officer and very high levels of company performance. The following table sets forth prior year payouts of cash incentive compensation received by our NEOs (at such time) under the Performance Bonus Plan or Management Bonus Plan, as a percentage of their target bonus amount based upon actual earnings:

Fiscal Year	Range of Cash Incentive Payouts
2011	96%
2012	39%
2013	73%-86%
2014	92%-102%

Long-Term, Equity-Based Incentives

The goal of our long-term, equity-based incentive program is to better align the interests of executive officers with our stockholders. The Compensation Committee determines the size of long-term, equity-based incentives based on competitive market data, individual performance and the value of unvested equity awards already held by each individual and comparable awards made to individuals in similar positions at the Peer Companies.

Equity Award Practices

Equity-based awards are granted to our employees, including executive officers, under our equity plans and are “value-based,” which means that share amounts granted will be determined based on the intended dollar value to be delivered to plan participants (to provide market competitive grants) and company stock price. All equity awards are approved by the Compensation Committee on the grant date, and all option grants (as applicable) have a per share exercise price equal to the fair market value of our common stock on the grant date. The Compensation Committee has not delegated authority to grant stock options or other equity awards under the 2011 Equity Incentive Plan; therefore, the authority to grant equity awards currently resides solely with the Compensation Committee and, in the case of the CEO, the independent directors.

The Compensation Committee historically has not had, and does not intend to establish, any program, plan or practice of timing the grant of equity awards to executive officers in coordination with the release of material non-public information that is likely to result in either an increase or decrease in the price of our common stock. In addition, to the extent our stock price immediately increases following the grant of equity awards, recipients will not realize the full value of such increase given that full value equity awards typically vest over a three-year period (with the use of one- and two-year awards as deemed appropriate in certain instances), and options typically vest over a four-year period (with the use of two-year awards as deemed appropriate in certain instances).

2014 Equity Awards

Annual Equity Awards.    For 2014 annual equity award grants, the Compensation Committee, with the assistance of Radford, reviewed our long-term, equity-based incentive program including the competitive position of the outstanding equity positions held by our NEOs in February 2014. The Compensation Committee also reviewed the competitive data of our Peer Companies, including the value of options and other equity awards granted to executives of our Peer Companies and their retention values, and the dilutive effect of the awards on both an individual basis and with respect to the company’s executives as a group. The Compensation Committee considered Mr. Leav’s equity award recommendations for the executive officers, other than himself. After considering the recommendations made by Mr. Leav, as well as retention objectives, target TDC, the competitiveness of the individual’s compensation relative to the market, 2013 individual performance and expected future contributions and observations on the market by Radford, the Compensation Committee approved the following annual equity grants in February 2014 to the NEOs listed below (to view all grants made in 2014 on one table, please refer to our “Grants of Plan-Based Awards in 2014” table):

Named Executive Officer	2014 RSUs (#)	Target 2014 Performance Shares (#)	2014 RSUs and Target Performance Share Values ($)(1)
Peter A. Leav (2)	—	—	—
Laura J. Durr (3)	23,892	23,892	549,994
Sayed M. Darwish	39,487	39,487	909,002
Michael J. Frendo (4)	—	—	—
Eric F. Brown (5)	43,440	43,440	999,989

(1)	On February 26, 2014, the effective date of the NEOs’ performance share awards and RSU grants, the fair market value (or closing trading price) of our common stock on NASDAQ was $12.97. The stock price used to determine the number of shares to be granted under the annual equity awards was $11.51 per share, based on the trailing 30-day average as of December 31, 2013.
(2)	Mr. Leav received equity awards as part of his negotiated new hire package in December 2013. In addition, Mr. Leav received an additional performance share award in recognition of his contributions to the company’s strong performance in the first half of 2014. See “CEO 2014 Performance Share Grant” below.
(3)	Ms. Durr also received an equity award in connection with her appointment as interim CFO in March 2014 and in connection with her promotion to CFO in May 2014. See “CFO Equity Awards” below.
(4)	Mr. Frendo received equity awards as part of his negotiated new hire package in May 2014. See “New Hire Awards” below.
(5)	Mr. Brown left Polycom’s employment in April 2014. Upon the termination of his employment, Mr. Brown forfeited these awards.

In 2014, we granted a combination of performance shares and time-based RSUs to our NEOs. The Compensation Committee believes that this mix of equity awards appropriately balances our objectives of aligning the NEOs’ long-term interests with those of our stockholders, emphasizing pay for performance by requiring a substantial portion of the awards to be earned only upon achievement of company performance goals, providing incentive to remain with us through vesting criteria that span multiple years and granting full value awards that retain some level of value notwithstanding negative fluctuations in our stock price, all while being mindful of stockholder dilution and compensation expense.

The RSUs indicated in the table above are scheduled to vest in three equal annual installments on the anniversary of the award’s grant date, subject to continued employment with us through each applicable vesting date. The performance shares indicated in the table above vest based upon achievement of targets in TSR during three successive, one-year performance periods beginning on January 1, 2014, and continuing through December 31, 2016, subject to continued employment through each applicable vesting date.

The target number of performance shares is allocated equally among the three performance periods, and the number of performance shares that are eligible to vest ranges from 0% to 150% of the target number of performance shares allocated to each performance period. For 2014, the Compensation Committee established the performance share cap at 150%, which was the same in 2013, to help manage our burn rate while continuing to recognize and reward the recipients for performance attained above the target level. If the performance criteria associated with a performance share award are not met in a particular period, the portion of performance shares allocated to such period will be permanently forfeited.

For awards granted in 2014, TSR was measured against the NASDAQ Index, as it was in 2013 as well. The Compensation Committee believes that the NASDAQ Index is appropriate because we are a NASDAQ-listed company, the NASDAQ Index is inclusive of a large number of high technology companies, historical data shows a high correlation coefficient between us and the NASDAQ Index, and based on a review of backtesting data. The award level, award criteria, and target number of performance shares that may vest based on achievement of the TSR objective are as follows:

Award Level	Award Criteria	Target Number of Performance Shares That Will Vest

Minimum Award	TSR equals the 25th percentile of the NASDAQ Index (1)	Fifty percent (50%) of the target number of performance shares

Target Award	TSR equals the 50th percentile of the NASDAQ Index (2)	One hundred percent (100%) of the target number of performance shares

Maximum Award	TSR equals or exceeds the top percentile of the NASDAQ Index	One hundred fifty percent (150%) of the target number of performance shares

(1)	If TSR is below the 25th percentile of the NASDAQ Index, no vesting will occur for that performance period. For each additional percentile above the 25th percentile up to the 50th percentile, an additional two percent of the target number of performance shares becomes vested until reaching the 50th percentile.
(2)	If TSR is above the 50th percentile of the NASDAQ Index, an additional one percent of the target number of performance shares becomes vested for each additional percentile until reaching the top percentile.

For 2014 annual awards, the Compensation Committee retains negative discretion to reduce the number of shares that otherwise would vest as a result of achievement of the performance goals, if it deems appropriate. The Compensation Committee, in its discretion, may reduce the number of shares (including to zero) in the event of a negative material restatement of our financials, certain acts by the award holder involving fraud, or material violations of laws or regulations or material breaches of fiduciary duties owed to Polycom that have a significant negative effect on our reputation or business. The Compensation Committee, in its discretion, may also reduce the number of shares to the target level if there is a change in the stock price of more than 40% in the last 30 days of the performance period as compared to the preceding 90-day period.

The achievement level against TSR targets is described in further detail under “Performance Share Results for 2014” below.

CFO Equity Awards.    In March 2014, the Compensation Committee believed it necessary and appropriate at the time to grant Ms. Durr a special RSU award in recognition of the increased responsibilities and duties she assumed as Interim CFO, her consistently strong performance and the importance of retaining her as a key employee to ensure company stability while the company conducted a search process for a new CFO. After an extensive search, Ms. Durr was promoted to CFO in May 2014. The Compensation Committee granted Ms. Durr a combination of performance shares and time-based RSUs in recognition of her new role and taking into consideration market data for the CFO role and her level of experience. Both equity award grants are set forth in the table below:

	RSUs (#)		Target Performance Shares (#) (3)	RSUs and Target Performance Share Values ($)
Laura J. Durr (March)	22,250	(1)	—	297,928	(4)
Laura J. Durr (May)	17,500	(2)	17,500	449,400	(5)

(1)	Fully vested on the first anniversary of the award’s grant date.
(2)	Scheduled to vest in three equal annual installments on the anniversary of the award’s grant date, subject to continued employment with us through each applicable vesting date.
(3)	Scheduled to vest over three years and subject to achievement based on the levels of targets in TSR measured against the NASDAQ Index during each twelve-month performance period (June 1, 2014 to May 31, 2015, January 1, 2015 to December 31, 2015 and January 1, 2016 to December 31, 2016) as well as continued employment with us through each applicable vesting date. The number of performance shares eligible to vest and the extent to which they will vest are determined in the same manner as the annual performance share awards granted to other NEOs, as described above.
(4)	On March 11, 2014, the effective date of Ms. Durr’s RSUs, the closing trading price of our common stock on NASDAQ was $13.39.
(5)	On May 28, 2014, the effective date of Ms. Durr’s RSUs and performance share award, the closing trading price of our common stock on NASDAQ was $12.84.

New Hire Awards.    In connection with Mr. Frendo’s hire as our Executive Vice President of Worldwide Engineering in May 2014, the Compensation Committee granted him a combination of performance shares and time-based RSUs, as set forth below. The size of the awards was determined after consideration of market data for that role.

	RSUs (#) (1)	Target Performance Shares (#) (2)	RSUs and Target Performance Share Values ($)(3)
Michael J. Frendo	73,052	73,052	1,795,618

(1)	Scheduled to vest in three equal annual installments on the anniversary of the awards grant date, subject to continued employment with us through each applicable vesting date.
(2)	Scheduled to vest over three years and subject to achievement based on the levels of targets in TSR measured against the NASDAQ Index during each twelve-month performance period (June 1, 2014 to May 31, 2015, January 1, 2015 to December 31, 2015 and January 1, 2016 to December 31, 2016) as well as continued employment with us through each applicable vesting date. The number of performance shares eligible to vest and the extent to which they will vest are determined in the same manner as the annual performance share awards granted to other NEOs, as described above.
(3)	On May 13, 2014, the effective date of Mr. Frendo’s RSUs and performance share award, the closing trading price of our common stock on NASDAQ was $12.29.

CEO 2014 Performance Share Grant.    In August 2014, the Compensation Committee and independent directors granted Mr. Leav a performance share award, as set forth below, in recognition of Mr. Leav’s leadership, focus on operational and financial performance and overall contribution to our strong performance in the first half of 2014. The Compensation Committee believed such an award was appropriate to continue to reward Mr. Leav for his impact on the company’s TSR and to drive future performance.

	Target Performance Shares (TSR) (#) (1)	Target Performance Share Value ($) (2)
Peter A. Leav	20,000	256,400

(1)	Scheduled to vest over three years and subject to achievement based on the levels of targets in TSR measured against the NASDAQ Index during each twelve-month performance period (July 1, 2014 to June 30, 2015, January 1, 2015 to December 31, 2015 and January 1, 2016 to December 31, 2016) as well as continued employment with us through each applicable vesting date. The number of performance shares eligible to vest and the extent to which they will vest are determined in the same manner as the annual performance share awards granted to other NEOs, as described above.
(2)	On August 5, 2014, the effective date of Mr. Leav’s performance share award, the closing trading price of our common stock on NASDAQ was $12.82.

Performance Share Results for 2014

In February 2015, the Compensation Committee determined that our TSR for the performance period from January 1, 2014 to December 31, 2014 ranked at approximately the 76th percentile as compared to the NASDAQ Index, resulting in 126% of the target performance shares vesting for 2014 performance. In December 2014, the Compensation Committee determined that our TSR for the period from December 1, 2013 to November 30, 2014 ranked at approximately the 72nd percentile as compared to the NASDAQ Index, resulting in 122% of the target performance shares vesting with respect to the performance shares that were granted to Mr. Leav in December 2013. These strong performance achievements resulted in the vesting of the following shares measured on 2014 performance:

Named Executive Officer	Target Performance Shares Eligible to Vest (#)	Actual Performance Shares Vested (#)
Peter A. Leav (1)	116,666	142,332
Laura J. Durr (2)	21,825	27,498
Sayed M. Darwish (3)	49,738	62,668
Michael J. Frendo (4)	24,350	30,681

(1)	Mr. Leav’s shares vested in December 2014, with respect to the first of three tranches of the performance shares granted to him in December 2013 in connection with his new hire package.
(2)	Aggregate of 21,198 shares vested in February 2015, with respect to the first, second and third tranches of the performance shares granted to Ms. Durr in 2014, 2013 and 2012, respectively. Subject to continued employment, 6,300 shares will vest in August 2015 with respect to the third and final tranche of the performance shares granted to Ms. Durr in August 2012.
(3)	Aggregate of 42,193 shares vested in February 2015, with respect to the first, second and third tranches of the performance shares granted to Mr. Darwish in 2014, 2013 and 2012, respectively. Subject to continued employment, 20,475 shares will vest in August 2015 with respect to the third and final tranche of the performance shares granted to Mr. Darwish in August 2012.
(4)	Subject to continued employment, Mr. Frendo’s shares will vest in May 2015 with respect to the first tranche of his new hire grant.

Stock Ownership Guidelines, Clawback Policy and Anti-Hedging Policy

Stock Ownership

We maintain stock ownership guidelines for our CEO, executive officers and directors, which are intended to align the interests of our executive officers more closely to the interests of our stockholders. The ownership guideline for our CEO is a minimum equity interest in an amount equal to three times base salary within five years of hire date. Our other executive officers should hold a minimum equity interest in an amount of 5,000 shares of our stock by the later to occur of the fifth anniversary of the executive’s commencement of employment with Polycom or February 4, 2015. As of February 4, 2015, each of our NEOs had satisfied these ownership guidelines or had time remaining to do so. In addition, the members of our Board should hold a minimum equity interest in the amount equal to three times their annual cash retainer, or $135,000, within five years from the date they are appointed to the board.

Clawback Policy

We have a clawback policy for cash- and performance-based equity awards to executive officers if we are required to provide a material restatement of our financial statements for any of the prior three fiscal years. Under the policy, if the Board or Compensation Committee determines that any fraud or intentional misconduct by an executive officer was a significant factor contributing to the company restating all or a portion of our financial statements, the Board or Compensation Committee will take, in their discretion, such action as they deem necessary to remedy the fraud or intentional misconduct and prevent its recurrence, which may include (i) recouping all or part of any excess compensation received by such executive officer due to such restatement, (ii) recommending disciplinary action to the Board, up to and including termination, and (iii) pursuing other available remedies. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010 and the related rules of the Securities and Exchange Commission.

Anti-hedging

Our Insider Trading Policy prohibits our executive officers and other insiders of Polycom from the purchase or sale of, or offers to purchase or sell, derivative securities relating to our securities. This includes, for example, puts and calls as well as any other financial instruments designed to hedge or offset a decrease in the market value of our securities. We also prohibit short sales and margining of our securities, except as collateral to securitize a bona fide loan.

Termination and Change of Control Arrangements

One of the objectives of our compensation philosophy is to offer a total compensation program that takes into consideration the other compensation practices of our peer companies, including termination and change of control arrangements. We have entered into change of control severance agreements with certain of our executives, including our NEOs. The change of control severance agreements, as well as certain equity awards granted to the NEOs, generally provide for the payment of compensation to our NEOs (or accelerated vesting with respect to the equity awards) upon termination of employment under certain conditions in the event of a change of control, including a termination without cause or for good reason following a change of control of Polycom. Additionally, we maintain the Executive Severance Plan in which our NEOs are eligible to participate. The Executive Severance Plan generally provides for the payment of compensation for the participating NEOs in the event of involuntary termination of employment other than for cause, death or disability, or voluntary termination for Good Reason (as defined therein). The level of Mr. Leav’s severance benefits under the Executive Severance Plan and his change of control severance agreement were negotiated with him at the time of his hire. The Compensation Committee believes that these benefits are in line with market practices and were necessary in order to recruit him to join us. The Compensation Committee, with market data provided by Radford, conducted a competitive review of our severance and change of control benefits in July 2014.

The various termination and change of control arrangements between Polycom and our executive officers are designed to meet the following objectives:

Arrangements	Objectives

Executive Severance Plan	The purpose of the Executive Severance Plan is to provide assurances of specified severance benefits to eligible employees of Polycom whose employment is subject to being involuntarily terminated other than for death, disability, or cause or voluntarily terminated for good reason. We believe that it is imperative to provide such individuals with severance benefits upon certain terminations of employment, which we recognize can be triggered at any time, to (i) secure their continued dedication to their work, notwithstanding the possibility of a termination by Polycom, and (ii) provide such individuals with an incentive to continue employment with Polycom. We believe that the benefits under the Executive Severance Plan are competitive relative to the severance protection provided to similarly situated individuals at our peer companies and appropriate given that the benefits are subject to the executive officer’s entry into a release of claims in favor of Polycom and non-solicitation and nondisparagement obligations, and in certain cases where enforceable non-competition obligations, for one year following termination of employment.

Change of Control Severance Arrangements	It is expected that from time to time Polycom will consider the possibility of an acquisition by another company or other change of control. We recognize that such consideration can be a distraction to executive officers and can cause executive officers to consider alternative employment opportunities. We believe that it is imperative to provide such individuals with severance benefits upon their termination of employment following a change of control to (i) secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change of control, (ii) provide such individuals with an incentive to continue employment and motivate them to maximize our value upon a change of control for the benefit of its stockholders, and (iii) provide such individuals with enhanced financial security.

Other Arrangements	Certain executive officers reporting under Section 16 of the Exchange Act, including the NEOs, are entitled to a twelve-month post-termination exercise period with respect to certain stock options in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for good reason, or (iii) their retirement. The Compensation Committee believes that these arrangements are appropriate to help retain and motivate the executives and consistent with prevailing market practice. See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for more detail on these arrangements.

We believe the terms and payout levels of our termination and change of control arrangements are consistent with current market practices and competitively necessary to attract and retain qualified executives. To ensure that the severance and change of control arrangements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee periodically reviews these arrangements and did so during 2014, with the assistance of Radford. However, these termination and change of control arrangements do not affect the Compensation Committee’s decisions regarding other elements of compensation.

In connection with the termination of his employment during 2014, Mr. Brown became qualified to receive, and received, the severance benefits in accordance with the terms of the Executive Severance Plan and entered into a separation agreement with us. In consideration for his severance benefits, Mr. Brown executed a release of claims in favor of Polycom and was subject to non-solicitation and non-disparagement obligations for a period of 12 months following his employment termination.

The Executive Severance Plan, change of control severance agreements and related arrangements are described in further detail in the section entitled “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements.”

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

Mr. Leav received relocation benefits as agreed in his offer letter at the time of his hire in December 2013, and certain additional relocation benefits as approved by the independent members of our Board in early 2014 to assist with his quick transition and move from New York to California. Consistent with market and Polycom practice, the benefits included relocation of his household goods, certain airfare, travel and house search costs for a house-hunting trip, up to six months of temporary living and storage, temporary car rental, payment of real estate costs up to $75,000, potential lease termination and assistance fees relating to his prior residence, and a one-time allowance equivalent to one month of Mr. Leav’s salary ($58,333) to cover all other costs of his relocation not previously described in his offer letter. Mr. Leav’s relocation benefits were subject to repayment if he voluntarily resigned without good reason or if we terminated his employment for cause within one year of his hire date. In 2014, we also provided Mr. Leav and his guest with airfare, accommodations, meals and transportation in connection with CEO Circle, which is an annual event hosted by our CEO to recognize sales achievement within the company.

In 2014, the NEOs were eligible to participate in our employee stock purchase plan and the health and welfare programs that are generally available to other company employees, including medical, dental, vision, life, short-term and long-term disability, employee assistance, flexible spending, and accidental death & dismemberment. In addition, we allow reimbursements to our executive officers for the cost of tax preparation and advisory services, subject to a maximum of $10,000 for our CEO and CFO and $5,000 for all other executive officers. We also maintain a flexible time off policy for certain of our U.S.-based senior management including our NEOs, and certain other employees, that enables vacation to be taken on a discretionary basis, work schedule permitting. As a result of participation in the flexible time off policy, NEOs do not accrue vacation days.

We maintain a tax-qualified Polycom, Inc. 401(k) Plan (the “401(k) Plan”), which is broadly available to our general employee population. Under the 401(k) Plan, all company employees are eligible to receive matching contributions from Polycom. The matching contribution for the 2014 401(k) Plan year was 50% of the first 6% of compensation contributed by employees to the 401(k) Plan, up to a maximum per participating employee of $2,000. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than: (i) the 401(k) Plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations

The Compensation Committee generally take into consideration the accounting and tax effect of each component of compensation when establishing the compensation programs, practices and packages offered to our executive officers and aims to keep the compensation expense associated with such programs, practices and packages within reasonable levels and an established budget.

Compliance with Section 162(m) of the Internal Revenue Code

The Compensation Committee has reviewed our executive compensation program and understands that while some compensation paid to our executives may be deductible under Section 162(m), other compensation may not be deductible to us as a result of the income tax deduction limits under Section 162(m). However, the Compensation Committee does not believe that the loss of any income tax deductions will be likely to have a material adverse financial impact on the company. Further, we may from time to time pay compensation or grant equity awards to our executive officers that may not be deductible when we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration current circumstances, changing business conditions and/or the executive officer’s performance. Time-based RSUs, for example, are not qualified under Section 162(m).

Section 409A of the Internal Revenue Code

Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain severance arrangements and equity awards. Consequently, the severance arrangements (described above) and equity awards are structured in a manner intended to either be exempt from the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the requirements of ASC 718.

Compensation Committee Report

The Compensation Committee oversees Polycom’s compensation policies, plans and benefit programs. We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Betsy S. Atkins (Chair)

Robert J. Frankenberg

John A. Kelley

William A. Owens

Summary Compensation Table

The following table presents information concerning the total compensation of (i) our principal executive officer, (ii) all persons who served as our principal financial officer during fiscal year 2014, and (iii) our two other most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2014 (collectively, “NEOs”). No disclosure is provided for 2012 or 2013 for those persons who were not NEOs in those years.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)		Total ($) (13)
Peter A. Leav	2014	700,000	—	281,066	—	894,250	152,061	(7)	2,027,377
Chief Executive Officer and President	2013	58,333	2,000,000	7,425,834	—	—	28,817	(8)	9,512,984

Laura J. Durr	2014	399,470	—	1,392,597	—	270,783	2,000	(9)	2,064,850
Chief Financial Officer, Chief Accounting Officer and Executive Vice President	2013	315,333	—	379,815	—	136,045	16,364	(10)	847,557

Sayed M. Darwish	2014	432,189	—	1,059,962	—	330,392	2,000	(9)	1,824,543
Chief Legal Officer and Executive Vice President, Corporate Development and Secretary	2013	413,751	—	865,359	—	267,713	22,529	(11)	1,569,352
	2012	439,938	—	1,667,711	133,350	117,497	2,000	(9)	2,360,496

Michael J. Frendo	2014	222,727	—	1,868,669	—	153,157	1,312	(9)	2,245,865
Executive Vice President of Worldwide Engineering

Eric F. Brown (6)	2014	175,000	—	1,166,075	—	—	1,222,233	(12)	2,563,308
Former Chief Operating Officer, Chief Financial Officer and Executive Vice President	2013	600,000	125,000	1,153,818	—	439,200	—		2,318,018
	2012	519,542	375,000	7,791,816	—	234,000	—		8,920,358

(1)	For 2014, includes prorated salary amounts to reflect (i) Ms. Durr’s promotion to CFO in May 2014 and (ii) Mr. Frendo joining the company in May 2014. For 2013, includes prorated salary for Mr. Leav who joined the company in December 2013. For 2012, there were no increases to base salary, but this amount includes a one-time payout of Paid Time Off (PTO) accrued as of December 31, 2012 in the amount of $2,042 for Mr. Brown and $38,238 for Mr. Darwish, in connection with the company’s switch to a Flexible Time Off policy for certain employees and paid out in accordance with California law.
(2)	For 2013, reflects bonuses awarded outside of the Performance Bonus Plan including (i) $2,000,000 sign-on bonus to Mr. Leav in accordance with his offer letter and (ii) $125,000 to Mr. Brown representing the final installment of his $500,000 sign-on bonus in accordance with his offer letter. For 2012, reflects bonuses awarded outside of the Performance Bonus Plan of $375,000 to Mr. Brown representing the first three installments of his $500,000 sign-on bonus in accordance with his offer letter.
(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our 2014 Annual Report.

(4)	Includes both restricted stock units and performance shares. Amounts shown in the table reflect the target award level for performance shares, which we believe to be the probable outcome of the performance shares at the time the award is granted. If the outcomes for performance shares were achieved at the maximum award levels, the following values for stock awards would apply:

	2014		2013		2012
	Target ($) (100%)	Maximum ($) (150%)	Target ($) (100%)	Maximum ($) (150%)	Target ($) (100%)	Maximum ($) (150%)
Peter A. Leav	281,066	421,599	7,425,834	9,278,501	—	—
Laura J. Durr	1,392,597	1,674,645	379,815	463,431	—	—
Sayed M. Darwish	1,059,962	1,333,870	865,359	1,055,866	1,667,711	2,084,196
Michael J. Frendo	1,868,669	2,354,099	—	—	—	—
Eric F. Brown	1,166,075	1,467,404	1,153,818	1,407,828	7,791,816	9,174,274

These amounts do not necessarily correspond to the actual value that was or may be realized by the NEOs.

(5)	Reflects awards for two six-month performance periods under the Performance Bonus Plan and the Management Bonus Plan (for the first half of 2014 for Mr. Frendo only), as applicable. There was no payout for the six-month performance period beginning January 1, 2012.
(6)	Mr. Brown left Polycom in April 2014.
(7)	Includes: (i) 401(k) matching contributions by Polycom of $2,000; (ii) $137,639 of relocation expenses in accordance with Mr. Leav’s offer letter and Board-approved relocation benefits; and (iii) $12,422 for Mr. Leav and his guest for airfare, accommodations, meals and transportation related to Polycom’s annual CEO Circle, a sales recognition event that he hosts as CEO.
(8)	Includes: (i) $11,603 reimbursement of legal fees associated with the preparation and negotiation of Mr. Leav’s offer of employment and (ii) $17,214 of reimbursement of relocation expenses in accordance with Mr. Leav’s offer letter.
(9)	Reflects 401(k) matching contributions by Polycom.
(10)	Includes: (i) 401(k) matching contributions by Polycom of $2,000 and (ii) $14,364 for Ms. Durr and her spouse for airfare, accommodations, meals and transportation, group activities and gifts related to Polycom’s annual CEO Circle, a sales recognition event that she attended as an award recipient.
(11)	Includes: (i) 401(k) matching contributions by Polycom of $2,000 and (ii) $20,529 for Mr. Darwish and his spouse for airfare, accommodations, meals and transportation, group activities and gifts related to Polycom’s annual CEO Circle, a sales recognition event that he was asked to co-host with the CEO.
(12)	Reflects a lump sum severance payment of $1,200,000 and a lump sum COBRA payment of $22,233 pursuant to our Executive Severance Plan in connection with Mr. Brown’s departure from Polycom.
(13)	The actual realized compensation (comprised of actual cash compensation earned for performance and all other compensation in that particular fiscal year, plus the value realized from performance shares, and RSUs that vested in such fiscal year) for the NEOs (except Mr. Brown who left the company in April 2014) is set forth on the following table. No disclosure is provided for 2012 or 2013 for those persons who were not NEOs in those years.

	2014 Realized Compensation ($)	2013 Realized Compensation ($)	2012 Realized Compensation ($)
Peter A. Leav	5,912,880	2,087,150	—
Laura J. Durr	922,554	678,755	—
Sayed M. Darwish	1,298,749	1,208,988	1,615,872
Michael J. Frendo	377,197	—	—

Grants of Plan-Based Awards in 2014

The following table presents information concerning each grant of an award made to a NEO in fiscal 2014 under any plan:

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
P. Leav	1/1/2014		437,500	1,093,750	—	—	—	—	—	—
	7/1/2014		437,500	1,093,750	—	—	—	—	—	—
	8/6/2014	(2)	—	—	20,000	30,000	—	—	—	281,066

L. Durr	1/1/2014		68,902	172,254	—	—	—	—	—	—
	5/28/2014		33,334	83,334	—	—	—	—	—	—
	7/1/2014		176,000	440,000	—	—	—	—	—	—
	2/26/2014	(3)	—	—	23,892	35,838	—	—	—	331,462
	2/26/2014		—	—	—	—	23,892	—	—	309,879
	3/13/2014		—	—	—	—	22,250	—	—	293,923
	5/28/2014	(3)	—	—	17,500	26,250	—	—	—	232,633
	5/28/2014		—	—	—	—	17,500	—	—	224,700

S. Darwish	1/1/2014		159,676	399,189	—	—	—	—	—	—
	7/1/2014		164,466	411,165	—	—	—	—	—	—
	2/26/2014	(3)	—	—	39,487	59,231	—	—	—	547,816
	2/26/2014		—	—	—	—	39,487	—	—	512,146

M. Frendo	5/13/2014		35,795	89,488	—	—	—	—	—	—
	7/1/2014		131,250	328,125	—	—	—	—	—	—
	5/13/2014	(3)	—	—	73,052	109,578	—	—	—	970,860
	5/13/2014		—	—	—	—	73,052	—	—	897,809

E. Brown	1/1/2014		300,000	750,000	—	—	—	—	—	—
	2/26/2014	(3)	—	—	43,440	65,160	—	—	—	602,658
	2/26/2014		—	—	—	—	43,440	—	—	563,417

(1)	Reflects target and maximum bonus amounts for the first half of fiscal 2014 performance (January 1, 2014 through June 30, 2014 performance period) and second half of fiscal 2014 performance (July 1, 2014 through December 31, 2014 performance period) under the Performance Bonus Plan (except for Mr. Frendo who received a prorated amount under the Management Bonus Plan for the first half of 2014 due to his hire date), as described in “Compensation Discussion and Analysis—2014 Target Short-Term Cash Incentives.” There is no threshold payout amount. The actual bonus amounts were determined by the Compensation Committee in August 2014 and February 2015, respectively, and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” As part of Ms. Durr’s promotion to CFO, her target bonus percentage increased to 80%, and her salary increased to $440,000, effective May 28, 2014.
(2)	Reflects target and maximum number of performance shares granted in August 2014 to Mr. Leav under the 2011 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentives.” There is no threshold payout amount.
(3)	Reflects target and maximum number of performance shares granted under the 2011 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentives.” There is no threshold payout amount. See “Outstanding Equity Awards at 2014 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards. The actual number of shares to vest with respect to the first one-third tranche of these 2014 performance shares was certified by the Compensation Committee at 126% of target, as described in “Compensation Discussion and Analysis—Performance Share Results for 2014.”

(4)	Reflects restricted stock units granted under the 2011 Equity Incentive Plan. See “Outstanding Equity Awards at 2014 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards.
(5)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our 2014 Annual Report. These amounts do not necessarily correspond to the actual value that may be realized by the NEOs.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each NEO outstanding as of the end of fiscal 2014.

Name	Grant Date	Option Awards (1)				Stock Awards (2)
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (3)

		Exercisable	Unexercisable
P. Leav	12/02/13	—	—	—	—	175,000	(4)	2,362,500	350,001	4,725,014
	08/06/14	—	—	—	—	—		—	30,000	405,000

L. Durr	02/22/12	—	—	—	—	5,650		76,275	—	—
	05/29/12	7,000	—	11.61	05/29/19	—		—	—	—
	08/27/12	—	—	—	—	11,300		152,550	—	—
	02/27/13	—	—	—	—	8,014		108,189	9,542	128,810
	06/05/13	—	—	—	—	12,722		171,747	—	—
	02/26/14	—	—	—	—	33,926		458,001	23,892	322,542
	03/13/14	—	—	—	—	22,250	(5)	300,375	—	—
	05/28/14	—	—	—	—	17,500		236,250	26,250	354,375

S. Darwish	02/22/12	—	—	—	—	13,184		177,984	—	—
	05/29/12	30,000	—	11.61	05/29/19	—		—	—	—
	08/01/12	—	—	—	—	36,725		495,788	—	—
	02/27/13	—	—	—	—	18,259		246,497	21,741	293,504
	06/05/13	—	—	—	—	28,986		391,311	—	—
	02/26/14	—	—	—	—	56,071		756,959	39,488	533,081

M. Frendo	05/13/14	—	—	—	—	103,733		1,400,396	73,053	986,216

E. Brown (6)	—	—	—	—	—	—		—	—	—

(1)	Reflects options granted under the 2011 Equity Incentive Plan. All options granted to NEOs on May 29, 2012 vested over a two-year period, at a rate of 50% upon the first and second anniversaries of the date of grant.
(2)	Reflects performance shares and restricted stock units under the 2011 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentives.” Unless otherwise indicated below, all of the other performance shares and restricted stock units granted to NEOs shown here vest over a three-year period, at a rate of one-third upon each of the first, second and third anniversaries of the date of grant, or (in the case of performance shares only) on such later date as the Compensation Committee certifies achievement of the performance criteria.
(3)

Market value of shares or units of stock that have not vested or that have not yet been earned is computed by multiplying (i) $13.50, the closing price on the NASDAQ Global Select Market of Polycom common stock on December 31, 2014, the last business day of fiscal 2014, by (ii) the number of shares or units of stock.

(4)	These restricted stock units granted to Mr. Leav upon his hire are scheduled to vest over a three-year period, at a rate of 50% of the total shares on the first anniversary of the December 2, 2013 grant date and then at a rate of 25% upon each of the second and third anniversaries of the date of grant thereafter.
(5)	These restricted stock units fully vested on the one-year anniversary of the grant date.
(6)	Left Polycom in April 2014.

2014 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options and each vesting of stock during fiscal 2014 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
P. Leav	—	—	317,332	4,166,569
L. Durr	—	—	19,029	250,302
S. Darwish	—	—	41,409	534,168
M. Frendo	—	—	—	—
E. Brown	—	—	108,906	1,433,467

(1)	Reflects the closing price on the NASDAQ Global Select Market of Polycom common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

Termination or Change of Control Arrangements

2011 and 2004 Equity Incentive Plans

Certain equity awards, including options to purchase shares of Polycom common stock, performance shares and restricted stock units, held by the NEOs and Polycom’s non-employee directors were granted under the 2011 Equity Incentive Plan (the “2011 Plan”). In the event of a change in control of Polycom, the successor corporation must assume the award, substitute an equivalent award, convert the award into an award to purchase the consideration received by the stockholders of Polycom or cancel the award after payment to the holder of the fair market value of the shares subject to the award, less the exercise price (if any). If there is no assumption, substitution, conversion or payment, such award will become fully vested and exercisable prior to the change in control.

In the event that the officer is terminated by Polycom for any reason other than cause or if such officer terminates employment for Good Reason (as defined below) within the 12 months following a change in control, each such officer’s awards will become fully vested and exercisable. In the event that a non-employee director is not asked to be a member of the board of directors of the successor corporation following a change in control, each such director’s awards will become fully vested and exercisable.

Post-Termination Exercise Arrangements between Polycom and its Executive Officers

In July 2003, the Compensation Committee approved for Polycom’s executive officers reporting under Section 16 of the Exchange Act, that in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for good reason, or (iii) their retirement, such officers would have a twelve-month period in which to exercise stock options that are outstanding on the date of termination (to the extent exercisable on the date of termination).

In the event of such officers’ retirement, this twelve-month exercise period applies only to stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

Executive Severance Plan

Each of the NEOs participates in Polycom’s Executive Severance Plan (the “Severance Plan”). Generally, if a Severance Plan participant is terminated by Polycom other than for cause, death or disability, or resigns for Good Reason, he or she will receive a lump sum severance payment equal to 100% of base salary then in effect plus target bonus in effect in the last fiscal year that ended prior to the termination date (or, for the CEO, 150% of base salary and target bonus), lump sum payment of 12 months (or, for the CEO, 18 months) of health premiums, outplacement assistance and, for the CEO only, 18 months acceleration on then outstanding and unvested, time-based equity awards. The severance benefits under the Severance Plan are subject to the participant executing a release of claims in favor of Polycom and agreeing to non-solicitation, non-disparagement and non-competition (if applicable) obligations for a period of one year following his or her termination.

Change of Control Severance Agreements

Polycom has entered into a Change of Control Severance Agreement with each NEO. Under the terms of the Change of Control Severance Agreement, the executive is obligated to remain with Polycom for six (6) months following a Change of Control, subject to certain limitations. If, within twelve (12) months following a Change of Control (or within 24 months following a Change of Control for Mr. Leav), the executive is involuntarily terminated other than for cause, resigns for Good Reason, or dies or terminates employment due to disability, he or she will receive:

•	A lump sum payment equal to 100% of base salary and target bonus (or, for Mr. Leav, 200% of base salary and target bonus);

•	A lump sum cash payment equal to 24 multiplied by his or her monthly premium for continued health care coverage; and

•

Full vesting of then-outstanding equity awards and the immediate right to exercise any then-outstanding options and similar awards, with any performance goals subject to performance shares or other performance-based awards deemed achieved at the target levels.

If such executive’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement.

Definition of “Cause”

As defined in the Change of Control Severance Agreements, “Cause” generally means:

•	An act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee and intended to result in his or her substantial personal enrichment;

•	The employee being convicted of a felony;

•	A willful act by the employee which constitutes gross misconduct and which is injurious to Polycom; or

•

The employee’s demonstrably willful and deliberate continued violations of his or her obligations to Polycom following receipt of written demand for performance from Polycom regarding the employee’s failure to have substantially performed his or her duties.

As defined in the Severance Plan, “Cause” generally means:

•	The employee not having corrected the failure to substantially perform his or her duties, thirty (30) days after having received written demand from Polycom of such failure;

•

An act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee intended, or reasonably expected, to result in his or her substantial personal enrichment;

•

The employee’s conviction of, or plea of nolo contendere to, a felony or misdemeanor that Polycom reasonably believes has had or will have a material detrimental effect on Polycom’s reputation or business;

•	A material violation by the employee of any written Polycom employment policy or standard of conduct;

•	The employee being found liable in any securities law action or entering any cease and desist order with respect to such action;

•

The employee obstructing or impeding, endeavoring to obstruct, impede or improperly influence, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity, other than the employee’s failure to waive attorney-client privilege relating to communications with his or her attorney in connection with the investigation; or

•

The employee’s disqualification or bar from serving in the capacity contemplated by his or her position or loss of a license reasonably necessary to perform his or her responsibilities, that continues for more than thirty (30) days, during which Polycom otherwise uses good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Definition of “Change of Control”

As defined in the Change of Control Severance Agreements and the Severance Plan, a “Change of Control” generally means:

•	The acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•

A change in the Board’s composition during any two-year period, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•

A merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	The sale, lease, or other disposition of all or substantially all of Polycom’s assets.

Definition of “Good Reason”

As defined in the Change of Control Severance Agreements, “Good Reason” generally means the occurrence of any of the following without the employee’s written consent:

•	A material reduction of the employee’s duties, title, authority or responsibilities, or the assignment to the employee of such reduced duties, authority or responsibilities;

•	A substantial reduction of the facilities and perquisites available to the employee immediately prior to such reduction;

•	A reduction by Polycom in the base compensation or target annual bonus opportunity of the employee;

•	A material reduction by Polycom in the kind or level of benefits with the result that the employee’s overall benefits package is significantly reduced; or

•	The relocation of the employee to a facility or a location more than thirty-five (35) miles.

In addition, for purposes of the Change of Control Severance Agreements only, except for Mr. Leav, a reduction in duties, title, authority or responsibilities solely by virtue of Polycom being acquired and made part of a larger entity will not by itself constitute grounds for a voluntary termination for Good Reason.

As defined in the Severance Plan, “Good Reason” generally means the occurrence of any of the following without the employee’s written consent:

•

A material diminution by Polycom in the employee’s base pay provided, however, that, a reduction of base pay that (combined with all prior reductions) totals twenty percent (20%) or less (fifteen percent (15%) or less in the case of the CEO) and also applies to substantially all other senior executives of Polycom will not constitute “Good Reason”; or

•	The relocation of the employee’s principal work location to a facility or a location more than thirty-five (35) miles.

For Mr. Leav, “Good Reason” under the Severance Plan generally also includes:

•	A material reduction of his duties, title authority or responsibilities, or the assignment to him of such reduced duties, authority or responsibilities;

•	The Board’s failure to nominate or take commercially reasonable actions necessary or appropriate to support Mr. Leav’s election to the Board;

•	A substantial reduction of the facilities and perquisites available to him, unless the reduction applies to substantially all other executive officers of the Company; and

•

A material reduction by the Company in the kind or level of benefits that results in a significant reduction in his overall benefits package, other than any reduction that also applies to substantially all other executive officers of the Company.

Awards under the 2011 Plan provide that “Cause,” “Change of Control,” and “Good Reason” have the same meaning as those terms are defined under the Change of Control Severance Agreements.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2014 (December 31, 2014), and the price per share of Polycom’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($13.50). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Type of Benefit (1)	Potential Payments Upon:
		Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
		Not in Connection With a Change of Control ($) (2)	Within 12 (or 24) Months of Change of Control ($) (3)	Not in Connection With a Change of Control ($) (2)	Within 12 (or 24) Months of Change of Control ($) (3)
P. Leav	Cash Severance Payments	2,362,500	3,150,000	2,362,500	3,150,000
	Vesting Acceleration (4)	1,181,250	5,782,509	1,181,250	5,782,509
	Continued Coverage of Employee Benefits (5)	11,984	15,978	11,984	15,978
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	3,565,234	8,948,487	3,565,234	8,948,487

L. Durr	Cash Severance Payments	792,000	792,000	792,000	792,000
	Vesting Acceleration (4)	—	1,963,953	—	1,963,953
	Continued Coverage of Employee Benefits (5)	14,835	29,670	14,835	29,670
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	816,335	2,785,623	816,335	2,785,623

S. Darwish	Cash Severance Payments	767,508	767,508	767,508	767,508
	Vesting Acceleration (4)	—	2,445,039	—	2,445,039
	Continued Coverage of Employee Benefits (5)	22,233	44,466	22,233	44,466
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	799,241	3,257,013	799,241	3,257,013

M. Frendo	Cash Severance Payments	612,500	612,500	612,500	612,500
	Vesting Acceleration (4)	—	1,972,404	—	1,972,404
	Continued Coverage of Employee Benefits (5)	20,927	41,854	20,927	41,854
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	642,927	2,626,758	642,927	2,626,758

(1)	Reflects the terms of: (i) the Executive Severance Plan described above; (ii) the Change of Control Severance Agreements between Polycom and certain of its executive officers; and (iii) the terms of the Equity Incentive Plans. On December 31, 2014, each of the named executive officers in the table above were participants in the Executive Severance Plan and party to a Change of Control Severance Agreement.
(2)	Reflects the terms of the Executive Severance Plan described above. Under the Executive Severance Plan, these severance benefits are not triggered if employment termination occurs due to death or disability.
(3)

Reflects the terms of the Change of Control Severance Agreements described above. Does not reflect any dollar value associated with the Post-Termination Exercise Arrangements between Polycom and its senior executive officers described above. Executive officers, who have entered into a Change of Control Severance Agreement, are obligated under their agreements to remain with Polycom for six months following a change of control, subject to certain limitations. For Mr. Leav, the triggering termination may occur within 24 months following a change of control (12 months for Ms. Durr, Mr. Darwish and Mr. Frendo). Under the Change of Control Severance Agreements, these severance benefits also are triggered if employment termination occurs due to death or disability. Under the Equity Incentive Plans, the vesting acceleration benefit also would have become payable upon a change of control if the executive officer’s equity awards were not assumed or substituted in accordance with the awards’ terms as described above.

(4)	Reflects full value awards, which includes performance shares and restricted stock units. None of the named executive officers in this table held any unvested options of Polycom common stock on December 31, 2014. For performance shares, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2014 based upon the target outcome of the awards, by (ii) $13.50. For restricted stock units, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2014, by (ii) $13.50.
(5)	Assumes a lump sum payment based on the estimated premiums for COBRA continuation coverage.
(6)	In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of the Executive Severance Plan or Change of Control Severance Agreement, as applicable.

Separation Agreement—Eric F. Brown

As of March 13, 2014, Mr. Brown was no longer an officer of Polycom, but he continued to provide transition services until April 15, 2014, at which time his employment terminated. In connection with the termination of his employment, Mr. Brown became qualified to receive benefits under the Executive Severance Plan and entered into a separation agreement with us. Mr. Brown received a lump sum payment of $1,200,000, equal to the sum of his then base salary and target bonus opportunity, plus a lump sum amount equal to 12 months of continued health care premiums in an amount of $22,233. He was also eligible to receive outplacement benefits, which he did not utilize. In consideration for such benefits, Mr. Brown executed a release of claims in favor of Polycom and was subject to non-solicitation and non-disparagement obligations for a period of 12 months following his employment termination.

Compensation of Directors

Compensation for Fiscal 2014

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2014 board service. Mr. Leav, who is an employee, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation	Total ($)
Betsy S. Atkins	80,000	257,400	—	337,400
Martha H. Bejar	65,000	257,400	—	322,400
Robert J. Frankenberg	80,000	257,400	—	337,400
John A. Kelley, Jr.	65,000	257,400	—	322,400
D. Scott Mercer	90,000	257,400	—	347,400
William A. Owens	70,000	257,400	—	327,400
Kevin T. Parker (3)	140,000	257,400	—	397,400

(1)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 20, 2015. These amounts do not correspond to the actual value that may be recognized by the directors.
(2)	In fiscal 2014, each of our non-employee directors received an award of 20,000 shares of restricted stock units. These restricted stock units were granted on June 9, 2014, with a grant date fair value of $12.87 per share.
(3)	Reflects an additional $50,000 retainer fee paid to Mr. Parker for services he provided as an advisor to Mr. Leav in furtherance of a successful transition of the CEO position and executive leadership of the company.

As of December 31, 2014, the aggregate number of unvested shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Betsy S. Atkins	10,000	—
Martha H. Bejar	10,000	—
Robert J. Frankenberg	10,000	—
John A. Kelley, Jr.	10,000	—
D. Scott Mercer	10,000	—
William A. Owens	10,000	—
Kevin T. Parker	10,000	—

Standard Non-Employee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. The Corporate Governance and Nominating Committee, in conjunction with the Compensation Committee, conducts a periodic review of non-employee director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board. In reviewing non-employee director compensation, the Corporate Governance and Nominating Committee, in conjunction with the Compensation Committee, takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by Radford, a compensation consulting firm that the Corporate Governance and Nominating Committee engages directly for such purpose, and the specific duties and committee responsibilities of particular directors. In addition, the

Compensation Committee may make recommendations or approve changes in non-employee director compensation in connection with the Compensation Committee’s administration and oversight of our Equity Incentive Plans. Any change in non-employee director compensation is approved by the Board. No changes were made to non-employee director compensation for fiscal 2014.

Cash Compensation

Non-employee directors receive annual cash fees for service on the Board and its various committees. The following table provides information regarding the amount of annual cash fees.

Position	Fees ($)
Member of the Board	45,000
Chairman of the Board	45,000
Audit Committee:
Chairman	35,000
Member	20,000
Compensation Committee:
Chairman	25,000
Member	15,000
Corporate Governance and Nominating Committee:
Chairman	20,000
Member	10,000

Equity Compensation

Each of our non-employee directors receives a grant of 20,000 restricted stock units on the date of each annual meeting of stockholders, provided that the non-employee director is re-elected at the annual meeting, the restricted stock units generally vest in four equal installments over approximately one year. In addition, upon joining the Board, a non-employee director will receive a pro rata portion of the annual 20,000 restricted stock unit grant, to be prorated based upon the number of months to be served by such director until our next annual meeting of stockholders and to vest in accordance with the same vesting schedule as the annual director grants. The restricted stock unit agreement for grants to non-employee directors also contains a voluntary termination provision that provides that in the event a director voluntarily terminates his or her service from the Board not less than six months after the grant date of such award, then such restricted stock unit award will fully vest on the date of the director’s termination from service. These equity awards are granted pursuant to our 2011 Equity Incentive Plan.

See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements—2011 and 2004 Equity Incentive Plans” above for a description of potential acceleration of non-employee directors’ equity awards upon a change in control of Polycom.

Director Stock Ownership Guidelines

In November 2007, upon the recommendation of the Corporate Governance and Nominating Committee, the Board implemented stock ownership guidelines for Polycom’s non-employee directors. Pursuant to such guidelines, each non-employee director is required to hold Polycom stock in an amount equal to three times the amount of the annual cash Board retainer of $45,000, or $135,000, with a timeline of five years for each non-employee director to meet such ownership guidelines or, as appropriate, five years from the date that a new non-employee director is appointed to the Board.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings and for participating in Board-related activities paid or reimbursed by Polycom.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Polycom’s equity compensation plans as of December 31, 2014.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted- average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders	7,066,142	(1)	$11.62	(2)	24,754,499	(3)
Equity compensation plans not approved by security holders (4)	42		$.75		—

Total	7,066,184				24,754,499

(1)	Includes 6,825,691 shares that may be issued under performance shares and restricted stock units at December 31, 2014.
(2)	Excludes 6,825,691 shares that may be issued under performance shares and restricted stock units as such awards are issuable for no consideration.
(3)	Includes 11,315,067 shares available for future issuance under the Employee Stock Purchase Plan at December 31, 2014.
(4)	Includes 42 shares available to be issued upon exercise of outstanding options with a weighted-average exercise price of $.75 related to certain outstanding options assumed under the ViVu 2008 Equity Incentive Plan in conjunction with Polycom’s acquisition of ViVu Inc. in October 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Code of Business Ethics and Conduct, our Related Person Transaction Approval Policy and Guidelines and the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance in writing any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Polycom;

•	Any person known to be the beneficial owner of five percent or more of Polycom’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

In accordance with our Related Person Transaction Approval Policy and Guidelines, the Audit Committee must review and approve all transactions in which (i) Polycom or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, unless such transactions are otherwise excluded as disclosable transactions pursuant to Item 404 of Regulation S-K. Additionally, the Audit Committee must approve all transactions, regardless of size or materiality, involving the hiring of an immediate family member or entity substantially owned or controlled by an immediate family member of a director, nominee for director, executive officer or 5% stockholder. Polycom requires that each related person promptly notify Polycom’s General Counsel and Chief Financial Officer of any interest that such party has in a transaction. If the General Counsel or Chief Financial Officer determines that the proposed transaction requires Audit Committee approval in accordance with the Related Person Transaction Approval Policy and Guidelines, the matter is referred to the Audit Committee for review.

In assessing a related person transaction brought before it for approval the Audit Committee considers, without limitation: the commercial reasonableness of the transaction, whether the transaction was undertaken in the ordinary course of business, how the transaction was initiated and by whom, the purpose and potential benefits and materiality of the transaction to Polycom, the approximate dollar value of the transaction, the extent to which the related person has an interest in the transaction, whether the transaction has an impact on any non-employees director’s independence, actual or apparent conflicts of interest as a result of the transaction and any other factors deemed relevant by the Audit Committee. The Audit Committee may then approve, ratify, rescind or take other action with respect to the transaction in its discretion.

Any material related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. There were no disclosable related person transactions since the beginning of our last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, Polycom’s directors, executive officers and any persons holding more than 10% of the Polycom’s common stock are required to report initial ownership of the Polycom common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Polycom is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that Polycom received from such persons for their transactions during fiscal 2014, and the written representations received from certain of such persons that no reports were required to be filed for them during fiscal 2014, Polycom is aware of no late Section 16(a) filings.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Polycom’s common stock, as of March 31, 2015, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and current executive officers of Polycom as a group.

5% Stockholders, Directors and Officers (1)	Shares Beneficially Owned (#) (2)	Percentage Beneficially Owned (%) (2)
5% Stockholders:
BlackRock, Inc. (3)	11,828,889	8.76%
Soros Fund Management LLC (4)	10,602,786	7.85%
The Vanguard Group (5)	8,370,871	6.20%
Dimensional Fund Advisors LP (6)	7,535,365	5.58%

Non-Employee Directors:
Betsy S. Atkins	26,500	*
Martha H. Bejar	20,000	*
Robert J. Frankenberg	28,333	*
John A. Kelley, Jr.	143,949	*
D. Scott Mercer	103,350	*
William A. Owens (7)	119,541	*
Kevin T. Parker	18,814	*

Named Executive Officers:
Peter A. Leav	126,352	*
Laura J. Durr (8)	90,709	*
Sayed M. Darwish (9)	147,243	*
Michael J. Frendo (10)	56,474	*
Eric F. Brown	—	*
All directors and current executive officers as a group (11 persons) (11)	881,265	*

*	Represents less than 1% of the total.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Polycom, Inc., 6001 America Center Drive, San Jose, California 95002.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 31, 2015, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 135,054,538 shares of common stock outstanding on March 31, 2015.
(3)	Information concerning stock ownership was obtained from Amendment No. 8 to the Schedule 13G filed with the SEC on January 22, 2015 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 11,458,673 shares of common stock and sole dispositive power with respect to 11,828,889 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(4)	Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 13, 2015 by Soros Fund Management LLC, George Soros and Robert Soros. Soros Fund Management LLC reported sole voting power with respect to 10,602,786 shares of common stock and sole dispositive power with respect to 10,602,786 shares of common stock. George Soros and Robert Soros reported shared voting power with respect to 10,602,786 shares of common stock and shared dispositive power with respect to 10,602,786 shares of common stock. The address of each of the foregoing is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.
(5)	Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group, Inc. The Vanguard Group, Inc. reported sole voting power with respect to 187,512 shares of common stock, sole dispositive power with respect to 8,192,759 shares of common stock and shared dispositive power with respect to 178,112 shares of common stock. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.
(6)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported sole voting power with respect to 7,407,587 shares of common stock and sole dispositive power with respect to 7,535,365 shares of common stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(7)	Includes 5,000 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2015, in accordance with the voluntary termination provision in Mr. Owens’ restricted stock unit grant as a non-employee director.
(8)	Includes (i) 7,000 shares subject to options that are exercisable within 60 days of March 31, 2015, and (ii) 5,833 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2015.
(9)	Includes 30,000 shares subject to options that are exercisable within 60 days of March 31, 2015.
(10)	Includes (i) 30,681 shares subject to performance shares that are eligible to vest within 60 days of March 31, 2015, and (ii) 24,350 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2015.
(11)	Includes (i) 37,000 shares subject to options that are exercisable within 60 days of March 31, 2015, (ii) 30,681 shares subject to performance shares that are eligible to vest within 60 days of March 31, 2015, and (iii) 30,183 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2015.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Polycom’s consolidated financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Polycom is responsible for establishing and maintaining internal controls and for preparing Polycom’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the consolidated financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements with Polycom management and with PricewaterhouseCoopers LLP, Polycom’s independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees”;

•

Discussed with Polycom management, Polycom Internal Audit, and PricewaterhouseCoopers LLP the evaluation of Polycom’s internal controls and the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Polycom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

D. Scott Mercer (Chairman)

Martha H. Bejar

Robert J. Frankenberg

OTHER MATTERS

Polycom knows of no other matters to be submitted at the 2015 Annual Meeting. If any other matters properly come before the 2015 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2015 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

San Jose, California

April 15, 2015

APPENDIX A

POLYCOM, INC.

2011 EQUITY INCENTIVE PLAN

(May 27, 2015, Amendment and Restatement)

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, and Performance Shares. The Plan became effective as of May 26, 2011, subject to approval by an affirmative vote of the holders of a majority of the Shares that were present in person or by proxy and entitled to vote at the 2011 Annual Meeting of Stockholders of the Company. The Plan subsequently was amended and restated effective as of July 1, 2011, to reflect applicable adjustments in Share numbers resulting from the 2-for-1 stock split of the Company’s common stock effected on that date. The Plan was amended and restated further effective as of June 5, 2013, subject to approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2013 Annual Meeting of Stockholders of the Company. The Plan is hereby amended and restated effective as of May 27, 2015, subject to approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2015 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Subsidiaries, (b) consultants who provide significant services to the Company and its Subsidiaries, and (c) directors of the Company who are employees of neither the Company nor any Subsidiary. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1933 Act” means the Securities Act of 1933, as amended. Reference to a specific section of the 1933 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.3 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Company’s common stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

2.4 “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, or Performance Shares.

2.5 “Award Agreement” means the written agreement (which may be in electronic form) setting forth the terms and conditions applicable to each Award granted under the Plan.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash Flow” means as to any Performance Period, cash generated from operating activities.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.9 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.10 “Company” means Polycom, Inc., a Delaware corporation, or any successor thereto.

2.11 “Consultant” means any consultant, independent contractor, or other person who is a natural person and provides significant services to the Company or its Subsidiaries, but who is neither an Employee nor a Director; provided, however, that the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the 1933 Act. For the avoidance of doubt, such significant services may include services as a legal director, or as a member of the board of directors, of a Subsidiary, as applicable.

2.12 “Customer Satisfaction” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to fulfillment of customer expectations and/or customer ratings.

2.13 “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company.

2.15 “Disability” means a permanent disability in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.16 “Earnings Per Share” means as to any Performance Period, the Company’s after-tax Profit, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding.

2.17 “Employee” means any employee of the Company or of a Subsidiary, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.18 “Exchange Program” means a program established by the Committee, subject to stockholder approval as set forth in Section 3.2, under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 4.3, nor (ii) transfer or other disposition permitted under Section 13.7.

2.19 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.20 “Fair Market Value” means the closing per share selling price for Shares on Nasdaq on the relevant date, or if there were no sales on such date, the closing sales price on the immediately preceding trading date, as reported by The Wall Street Journal or such other source selected in the discretion of the Committee (or its delegate). Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.21 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.22 “Fiscal Year” means the fiscal year of the Company.

2.23 “Full Value Award” means an Award of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units.

2.24 “Grant Date” means, with respect to an Award, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

2.25 “Incentive Stock Option” means an Option that by its terms qualifies as and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

2.26 “Margin” means as to any Performance Period, Revenue less appropriate costs and expenses for the type of margin determined by the Committee (for example, but not by way of limitation, gross margin, operating margin or contribution margin).

2.27 “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Subsidiary.

2.28 “Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.29 “Option” means a stock option to purchase Shares. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.30 “Participant” means the holder of an outstanding Award.

2.31 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Flow, (b) Customer Satisfaction, (c) Earnings Per Share, (d) Margin, (e) Product Quality, (f) Product Unit Sales, (g) Profit, (h) Return on Equity, (i) Revenue and (j) Total Shareholder Return.

2.32 “Performance Period” means any Fiscal Year or such other period longer or shorter than a Fiscal Year but, in any case, not shorter than a Fiscal Quarter or longer than four (4) Fiscal Years, as determined by the Committee in its sole discretion.

2.33 “Performance Share” means an Award granted to a Participant pursuant to Section 9.

2.34 “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

2.35 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in

Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion.

2.36 “Plan” means the Polycom, Inc. 2011 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.37 “Product Quality” means as to any Performance Period, the objective and measurable goals approved by the Committee for the creation or manufacture of products, which goals may include (but not by way of limitation) conformance to design specifications or requirements not to exceed specified defect levels.

2.38 “Product Unit Sales” means as to any Performance Period, the number of product units sold to third parties.

2.39 “Profit” means as to any Performance Period, income.

2.40 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.41 “Restricted Stock Unit or RSU” means an Award granted to a Participant pursuant to Section 10.

2.42 “Retirement” means, in the case of an Employee or a Nonemployee Director, a Termination of Service occurring in accordance with a policy or policies established by the Committee (in its discretion) from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.43 “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s after-tax Profit divided by average stockholder’s equity.

2.44 “Revenue” means as to any Performance Period, the Company’s net revenues generated from third parties.

2.45 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.46 “Section 16(b)” means Section 16(b) of the 1934 Act.

2.47 “Section 16 Person” means an individual who, with respect to Shares, is subject to Section 16 of the 1934 Act and the rules and regulations promulgated thereunder.

2.48 “Shares” means the shares of common stock of the Company.

2.49 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.50 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.51 “Tax Obligations” means tax and social insurance or social security liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local income, employment and any other taxes (including the Participant’s FICA obligation) that are required to be withheld by the Company or the employing Company affiliate, (b) the Participant’s and, to the extent required by the Company (or Subsidiary), the Company’s (or Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, exercise of an Award or sale of Shares, and (c) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to, bear with respect to such Award (or exercise thereof or issuance of Shares thereunder).

2.52 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous reemployment by the Company or a Subsidiary; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or a Subsidiary; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board. Notwithstanding the foregoing, the Committee, in its discretion, may specify in an Award Agreement that a Termination of Service will not be deemed to occur when, without interruption of service, the Participant’s status as an Employee, Consultant or Director changes to a different status as an Employee, Consultant or Director, as applicable (for example, if a Participant who is an Employee ceases to be an Employee but immediately thereafter becomes a Consultant).

2.53 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who are (a) “outside directors” under Section 162(m), and (b) “non-employee directors” under Rule 16b-3.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding the preceding, the Committee shall not implement an Exchange Program.

3.3 Delegation by the Committee or Board. The Committee or the Board, each in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of the Committee’s authority and powers under the Plan to one or more Directors and/or officers of the Company, except that the Committee may not delegate all or any part of its authority under the Plan with respect to Awards granted to a Section 16 Person. Notwithstanding the foregoing, with respect to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not delegate its authority and powers with respect to such Awards if such delegation would cause the Awards to fail to so qualify. To the extent of any authority delegated by the Committee or the Board to a delegate or delegates under this Section 3.3, any reference to the Committee in this Plan and any Award Agreement also shall be deemed to include reference to the applicable delegate or delegates.

3.4 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any authorized delegate of the Committee or the Board pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available issuance under the Plan shall equal the sum of (a) 35,900,000 and (b) any Shares (not to exceed 13,636,548) that otherwise would have been returned to the 2004 Equity Incentive Plan after May 26, 2011, on account of the expiration, cancellation or forfeiture of awards granted under the Company’s 1996 Stock Incentive Plan or 2004 Equity Incentive Plan. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Full Value Awards, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Full Value Awards, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Full Value Awards are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 4.2, subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 4.1, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 4.2.

4.3 Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the number of Restricted Stock Units to be granted under Section 12.2. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

4.4 Full Value Awards. Full Value Awards granted before June 5, 2013, under the Plan shall count against the numerical limits in Section 4.1 of the Plan as 1.83 Shares for every one Share subject thereto. If Shares acquired pursuant to Full Value Awards granted before June 5, 2013, are forfeited to the Company and otherwise would return to the Plan pursuant to Section 4.2 of the Plan, 1.83 times the number of Shares so forfeited shall become available for issuance. Full Value Awards granted on or after June 5, 2013, under the Plan shall count against the numerical limits in Section 4.1 of the Plan as 1.54 Shares for every one Share subject thereto. If Shares acquired pursuant to Full Value Awards granted on or after June 5, 2013, are forfeited to the Company and otherwise would return to the Plan pursuant to Section 4.2 of the Plan, 1.54 times the number of Shares so forfeited shall become available for issuance.

4.5 Per Person Award Limits. Notwithstanding any provision to the contrary under the Plan, during the Fiscal Year, no Participant shall be granted Awards with an aggregate grant date fair value (determined in accordance with Item 402(c)(2)(v) and (vi) of Regulation S-K [17 CFR Part 229] and applicable instructions thereto) exceeding $10,000,000; provided, however, that during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted additional Awards with an aggregate grant date fair value (determined in accordance with Item 402(c)(2)(v) and (vi) of Regulation S-K [17 CFR Part 229] and applicable instructions thereto) of up to $5,000,000.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Directors and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares, subject to Section 4.5. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Nonqualified Stock Options. The Exercise Price of each Nonqualified Stock Option shall be determined by the Committee in its discretion but shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the other provisions of this Section 5.3, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Nonemployee Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an Exercise Price less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a)	The date for termination of the Option set forth in the Award Agreement; or

(b)	The expiration of ten (10) years from the Grant Date.

5.4.2 Death of Participant. Notwithstanding Section 5.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death. With respect to extensions that were not included in the original terms of the Option but were provided by the Committee after the Grant Date, if at the time of any such extension, the Exercise Price of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (a) the maximum term of the Option as set by its original terms, or (b) ten (10) years from the Grant Date.

5.4.3 Committee Discretion. Subject to the ten and thirteen-year limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options). With respect to the Committee’s authority in Section 5.4.3(b), if, at the time of any such extension, the Exercise Price of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its originals terms, or (2) ten (10) years from the Grant Date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 5.4.3 shall comply with Section 409A of the Code to the extent applicable.

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. An Option may not be exercised for a fraction of a Share. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment. Options shall be exercised by the Participant giving notice and following such procedures as the Company (or its designee) may specify from time to time. Exercise of an Option also requires that the Participant make arrangements satisfactory to the Company for full payment of the aggregate exercise price for the exercised Shares. All exercise notices shall be given in the form and manner specified by the Company (or its designee) from time to time.

The Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price of the exercised Shares, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the exercised Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a notification of exercise satisfactory to the Company and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.3 of the Plan.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three (3) month period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one (1) year period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option).

5.8.3 Employees Only. Incentive Stock Options may be granted only to persons who are Employees on the Grant Date.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.8.5 Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, subject to Section 4.5.

6.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. The Exercise Price of each SAR shall be determined by the Committee in its discretion but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to the rules of Section 5.3.3, which also shall apply to SARs.

6.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.4 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times

(b) The number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, subject to Section 4.5.

7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee (or its designee(s)) determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Committee, in its discretion, may require that a legend be placed on the certificates representing Restricted Stock to give appropriate notice of the applicable restrictions.

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock Award shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall be forfeited and revert to the Company and, subject to Section 4.2, again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS

8.1 Grant of Performance Units. Performance Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units granted to each Participant, subject to Section 4.5.

8.2 Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date.

8.3 Performance Objectives and Other Terms. The Committee, in its discretion, shall set any performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Units that will be paid out to the Participants. Each Award of Performance Units shall be evidenced by an Award Agreement that shall specify any applicable Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units shall be based on the achievement of Performance Goals. In that case, the Performance Goals shall be set by the Committee on or before the Determination Date. In granting Performance Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which any applicable performance objectives have been achieved and any time-based or other vesting requirements have been satisfied. After the grant of a Performance Unit, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit and may accelerate the time at which any restrictions will lapse or be removed.

8.5 Form and Timing of Payment of Performance Units. Payment of earned Performance Units shall be made as soon as practicable after the expiration of the applicable Performance Period (subject to any deferral permitted under Section 13.1), or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Performance Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period) or in a combination thereof.

8.6 Cancellation of Performance Units. On the date set forth in the Award Agreement, all unearned or unvested Performance Units shall be forfeited to the Company, and, subject to Section 4.2, again shall be available for grant under the Plan.

SECTION 9

PERFORMANCE SHARES

9.1 Grant of Performance Shares. Performance Shares may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Shares granted to each Participant, subject to Section 4.5.

9.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.3 Performance Share Agreement. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Performance Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4 Performance Objectives and Other Terms. The Committee, in its discretion, shall set any performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Shares that will be paid out to the Participants. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

9.4.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that any performance objectives applicable to Performance Shares shall be based on the achievement of Performance Goals. In that case, the Performance Goals shall be set by the Committee on or before the Determination Date. In granting Performance Shares that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.5 Earning of Performance Shares. After the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which any applicable performance objectives for the Performance Period have been achieved and any time-based or other vesting requirements have been satisfied. After the grant of a Performance Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Share and may accelerate the time at which any restrictions will lapse or be removed.

9.6 Form and Timing of Payment of Performance Shares. Payment of vested Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period (subject to any deferral permitted under Section 13.1), or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares or in a combination thereof.

9.7 Cancellation of Performance Shares. On the date set forth in the Award Agreement, all unvested Performance Shares shall be forfeited to the Company, and except as otherwise determined by the Committee and, subject to Section 4.2, again shall be available for grant under the Plan.

SECTION 10

RESTRICTED STOCK UNITS

10.1 Grant of RSUs. Restricted Stock Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, subject to Section 4.5.

10.2 Value of RSUs. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

10.3 RSU Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

10.4 Vesting and Other Terms. The Committee, in its discretion, shall set any performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participant. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any applicable Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

10.4.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

10.4.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Restricted Stock Units shall be based on the achievement of Performance Goals. In that case, the Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10.5 Earning of RSUs. After the applicable vesting period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the vesting period. After the grant of a Restricted Stock Unit, the Committee, in its sole discretion, may reduce or waive any vesting condition that must be met to receive a payout for such Restricted Stock Unit and may accelerate the time at which any restrictions will lapse or be removed.

10.6 Form and Timing of Payment of RSUs. Payment of vested Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Award Agreement (subject to any deferral permitted under

Section 13.1) or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.

10.7 Cancellation of RSUs. On the date set forth in the Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company, and except as otherwise determined by the Committee and, subject to Section 4.2, again shall be available for grant under the Plan.

SECTION 11

PERFORMANCE-BASED COMPENSATION UNDER CODE SECTION 162(m)

11.1 General. If the Committee, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan. The Committee, in its discretion, also may grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

11.2 Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may, in the discretion of the Committee, be made subject to the attainment of Performance Goals. Any Performance Goal used may be measured (a) in absolute terms, (b) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (d) on a per-share or per-capita basis, (e) against the performance of the Company as a whole or a specific business unit(s) or product(s) of the Company and/or (f) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined by the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results. The Performance Goals may differ from Participant to Participant and from Award to Award.

11.3 Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, on or before the Determination Date (i.e., within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period or such other time as may be required or permitted by Section 162(m) of the Code), the Committee will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) determine the Performance Period, (iii) establish the Performance Goals and amounts that may be earned for the Performance Period, and (iv) determine any other terms and conditions applicable to the Award(s).

11.4 Additional Limitations. Notwithstanding any other provision of the Plan, any Award that is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as “performance-based compensation” under Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

11.5 Determination of Amounts Earned. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such

Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Committee will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a change in control or in the event of a termination of employment following a change in control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or disability prior to a change in control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

SECTION 12

NONEMPLOYEE DIRECTOR AWARDS

12.1 General. Nonemployee Directors will be eligible to be granted all types of Awards under this Plan, including discretionary Awards not covered under this Section 12. All grants of Restricted Stock Units to Nonemployee Directors pursuant to this Section 12 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

12.2 Awards.

12.2.1 Initial Grants. Each Nonemployee Director who first becomes a Nonemployee Director on or after the 2015 Annual Meeting of the Company’s Stockholders, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, the number of Restricted Stock Units determined by multiplying (A) 20,000 by (B) the percentage determined by dividing (i) the number of calendar months that remain in the one-year period commencing on the date of the last Annual Meeting of the Company’s Stockholders immediately preceding the date the individual is first appointed or elected as a Nonemployee Director, including the month in which the individual is so appointed or elected, by (ii) 12, rounded down to the nearest whole Restricted Stock Unit.

12.2.2 Ongoing Grants. Each Nonemployee Director who is reelected as such at an Annual Meeting of the Company’s Stockholders, automatically shall receive, as of the date of such Annual Meeting, 20,000 Restricted Stock Units.

12.3 Terms of Restricted Stock Unit Awards.

12.3.1 Award Agreement. Each Award of Restricted Stock Units granted pursuant to this Section 12 shall be evidenced by a written Award Agreement between the Participant and the Company.

12.3.2 Vesting Schedule/Period of Restriction. Each Award of Restricted Stock Units granted pursuant to this Section 12 shall vest at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. Except as otherwise determined by the Committee in its sole discretion and set forth in the Award Agreement, once a Participant ceases to be a Director, the Shares subject to Restricted Stock Units that have not vested shall revert to the Company at no cost to the Company and, subject to Section 4.2, again shall become available for grant under the Plan.

12.3.3 Other Terms. All provisions of the Plan not inconsistent with this Section 12 shall apply to Awards of Restricted Stock Units granted to Nonemployee Directors.

12.4 Elections by Nonemployee Directors. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Shares or Awards granted under the Plan. The number of Shares subject to Awards received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 12.4 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3. Unless otherwise determined by the Committee, the elections permitted under this Section 12.4 shall comply with Section 409A of the Code.

SECTION 13

MISCELLANEOUS

13.1 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. If the Committee permits any deferral elections, the Committee may determine that the deferral shall be subject to such rules, conditions and procedures as the Committee determines in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A of the Code. To the extent a deferral is intended to comply with Section 409A of the Code, any ambiguities or ambiguous terms of the Plan, the applicable Award Agreement and the deferral election, shall be interpreted to comply with the requirements of Section 409A.

13.2 Compliance with Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Committee. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, including with respect to any ambiguities or ambiguous terms, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding the foregoing, in no event will the Company reimburse any Participant for any taxes that may be imposed upon Participant as a result of Code Section 409A.

13.3 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Board or the Committee, as applicable, may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

13.4 No Effect on Employment or Service. Neither the Plan nor any Award will be interpreted as forming an employment or service relationship with the Company or any Subsidiary. Further, neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a service provider with the Company or any Subsidiary, nor will they interfere with or limit in any way the right of the Company or Subsidiary to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a Termination of Service. Employment with the Company and its Subsidiaries is on an at-will basis only.

13.5 Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.6 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

13.7 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.8 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

13.9 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 13.6. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer shall be made without consideration and in accordance with such procedures as the Committee may specify from time to time.

13.10 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 14

AMENDMENT, TERMINATION, AND DURATION

14.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

14.2 Duration of the Plan. The Plan as amended and restated became effective as of May 27, 2015, and subject to Section 14.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after May 26, 2021.

SECTION 15

TAX WITHHOLDING

15.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), or at such earlier time as the Tax Obligations are due, the Company (and/or Subsidiary, as applicable) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or Subsidiary, as applicable), an amount sufficient to satisfy all Tax Obligations.

15.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Committee in its discretion from time to time, these methods may include one or more of the following: (a) paying cash, (b) electing to have the Company (or Subsidiary, as applicable) withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or remitted, provided the delivery of such Shares will not result in any adverse accounting consequences as the Committee determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the Tax Obligations required to be withheld, (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations, or (f) any other means which the Committee, in its sole discretion, determines to both comply with Applicable Laws, and to be consistent with the purposes of the Plan. The amount of Tax Obligations will be deemed to include any amount that the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company (or Subsidiary), as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.

SECTION 16

LEGAL CONSTRUCTION

16.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.3 Requirements of Law. Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to qualify for the exemption provided by Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

16.5 Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16.6 Inability to Obtain Authority. The Company will not be required to issue any Shares, cash or other property under the Plan unless all the following conditions are satisfied: (a) the admission of the Shares or other property to listing on all stock exchanges on which such class of stock or property then is listed; (b) the completion of any registration or other qualification or rule compliance of the Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental regulatory body, as counsel to the Company, in its absolute discretion, deems necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. federal, state or other governmental agency, which counsel to the Company, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Grant Date, vesting and/or exercise as the Company may establish from time to time for reasons of administrative convenience. If the Committee determines, in its absolute discretion, that one or more of the preceding conditions will not be satisfied, the Company automatically will be relieved of any liability with respect to the failure to issue the Shares, cash or other property as to which such requisite authority will not have been obtained.

16.7 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

16.8 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY)

ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., Eastern Time, on May 26, 2015. Vote by Internet

Go to www.envisionreports.com/PLCM

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 through 4. 1. Election of Directors:

For Against Abstain For Against Abstain For Against Abstain

01 - Peter A. Leav 02 - Betsy S. Atkins 03 - Martha H. Bejar 04 - Robert J. Frankenberg 05 - John A. Kelley, Jr. 06 - D. Scott Mercer 07 - Kevin T. Parker For Against Abstain

2. To approve an amendment and restatement of Polycom’s 2011 Equity Incentive Plan primarily to (1) add 5,600,000 shares to the total number of shares of common stock reserved for issuance under the plan, (2) provide additional flexibility to set the length of performance periods up to four years, (3) provide for aggregate grant date fair value limits applicable to all awards that may be granted to a participant in any fiscal year, rather than a limit to the number of shares subject to awards based on award types, and (4) make other clarifying changes.

4. To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2015. For Against Abstain

3. To approve, by a non-binding advisory vote, Polycom’s executive compensation.

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T 1 U PX 2 3 6 1 6 7 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

022GZC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Polycom, Inc.

ANNUAL MEETING OF STOCKHOLDERS, MAY 27, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYCOM, INC.

PROXY - The undersigned stockholder of Polycom, Inc., a Delaware corporation, hereby acknowledges receipt of the 2014 Annual Report, along with the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 15, 2015, for the Annual Meeting of Stockholders of Polycom, Inc. to be held on May 27, 2015 at 10:00 a.m., local time, at Polycom’s corporate headquarters in San Jose, California and, revoking all prior proxies, hereby appoints Peter A. Leav and Sayed M. Darwish, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and to represent and to vote, as designated on the reverse side, all shares of common stock of

Polycom, Inc. held of record by the undersigned on April 7, 2015 at the Annual Meeting to be held on May 27, 2015, or any postponement or adjournment thereof.

The Board of Directors recommends a vote FOR the election of the director nominees listed on the reverse side and FOR proposals 2 through 4.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE PROPOSALS IN ITEMS 2 THROUGH 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

C Non-Voting Items Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. Printed on recycled paper